UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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Core Natural Resources, Inc.
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ANNUAL MEETING OF STOCKHOLDERS - APRIL 30, 2026
275 Technology Drive, Suite 101
Canonsburg, Pennsylvania 15317
Telephone (724) 416-8300

Dear Fellow Stockholder:
The Board of Directors (the “Board”) of Core Natural Resources, Inc. invites you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”). The annual meeting will be held virtually through a live webcast on April 30, 2026, at 10:30 a.m. Eastern Time. You can access the live webcast by clicking on the link www.virtualshareholdermeeting.com/CNR2026, and you can vote your shares by following the instructions on the enclosed proxy card.
You are being asked to consider and vote on three proposals at the Annual Meeting: (i) the annual election of Core’s directors, (ii) the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2026, and (iii) the approval (on an advisory basis) of Core’s 2025 executive compensation program. Each proposal is described in detail in the Proxy Statement. I encourage you to read this Proxy Statement carefully for more information about these proposals and other important information about Core and the Annual Meeting.
2025 was a transformational year for our Company. Core was created in January 2025 when long-time coal industry leaders CONSOL Energy Inc. and Arch Resources, Inc. merged to form a leading producer of high-quality metallurgical and thermal coals for the global marketplace. As a combined company, Core has worldwide reach and world-class mining and logistics capabilities. Our skilled workforce operates a best-in-sector portfolio of large-scale, low-cost longwall mines, including the Pennsylvania Mining Complex, Leer, Leer South, and West Elk mines, along with one of the world’s largest and most productive surface mines, Black Thunder. Core plays an essential role in meeting the world’s growing need for steel, infrastructure, and energy, while simultaneously serving the resurgent requirements of the U.S. power generation fleet. We also have an extensive and strategic logistical network – anchored by ownership positions in two East Coast export terminals – that provides reliable and efficient access to seaborne coal markets.
Core is led by a proven Board and leadership team that combines directors and executives from both legacy companies, enabling us to leverage the talent, expertise, and deep institutional knowledge of the combined entity. Our deeply ingrained culture is grounded in safety and compliance, continuous improvement, and financial performance, with an emphasis on stakeholder engagement and stockholder returns.
Since the merger, our focus has been on integrating the combined operating, marketing and logistics portfolio into a cohesive, high-performing unit; capturing the substantial synergies created by the merger; and laying the foundation for long-term value creation.
We were successful in driving progress on all these fronts in 2025. In the year just ended, Core generated cash flow from operations of $305.8 million and free cash flow1 of $246.1 million. In February 2025, the Board adopted a new capital return framework targeting the return to stockholders of around 75 percent of free cash flow, with the significant majority of that return directed to share repurchases complemented by a sustaining quarterly dividend of $0.10 per share. At the end of 2025, Core had returned a total of $245.1 million to stockholders through this program – via the repurchase of 3.1 million shares of common stock, or roughly 6 percent of total shares outstanding as of the program’s launch, at an average share price of $72.61, and the payment of $20.8 million in quarterly dividends.
In addition, the Core team:
•Captured – or set the stage to capture – merger-related synergies significantly above our original estimate of $110 million to $140 million annually set at the time of the merger
•Established an advantageous post-merger capital structure with the upsizing of Core’s $600 million revolving credit facility, raising $306.8 million through tax-exempt financing with maturities in 2035, and the consolidation of its legacy accounts receivable securitization facilities into one $250 million facility
•Set the stage for future operational excellence by resuming longwall operations at Leer South following a combustion-related event that pre-dated the merger and completing the transition to a thicker and higher-quality coal seam at the West Elk mine
•Delivered strong results in the high calorific value thermal and Powder River Basin segments, capitalizing on a strong book of contracted business and demonstrating rigorous cost control
•Commenced an intensive effort to apply best practices from the legacy companies across the entire, integrated operating portfolio
Additionally, the Board and management team focused on implementing the right governance for the combined company. In February 2025, Core’s Compensation Committee of the Board approved a newly designed and unified compensation structure that the Board believes is the right platform to reward and retain our key employees moving forward.
On a sad note, the Core team experienced a profound loss in June 2025 with the passing of Cassandra Pan. Cassandra was a good friend and a valued member of the Core Board, and her leadership was a driving force in bringing Core to where it is today. Her contributions to Core were immeasurable, and we are thankful for her leadership.
I hope you will be able to join us at this year’s Annual Meeting. Your vote is important to us. The proxy materials for the Annual Meeting are available to you via the Internet and detail how you can participate in the Annual Meeting, either by attending and voting at the meeting or by voting as promptly as possible through the Internet, by telephone or by completing and mailing a proxy card (following the process as further described in this Proxy Statement). Detailed instructions on “How to Vote” begin on page 9.
Thank you for your investment in Core.
Sincerely,
/s/ JAMES A. BROCK
James A. Brock
Chair and Chief Executive Officer

1 See Appendix A to this Proxy Statement for a reconciliation of free cash flow to the most directly comparable GAAP measure, net cash provided by operating activities.

DATE:	April 30, 2026
TIME:	10:30 a.m. Eastern Time
PLACE:	Virtual via live webcast at www.virtualshareholdermeeting.com/CNR2026 (the “Core Meeting Website”)
AGENDA:	1.Elect directors for a one-year term;
2.Ratify the appointment of Ernst & Young LLP as Core’s independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.Approve (on an advisory basis) the compensation paid to our named executive officers in 2025, as reported in this Proxy Statement; and
4.Transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.
RECORD DATE:	Close of business on March 6, 2026 (the “Record Date”)
MAILING DATE:	On or about March 16, 2026
INFORMATION ABOUT THE MEETING:
We are delivering our proxy materials to our stockholders via the Internet. On or about March 16, 2026, we mailed a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to holders of record as of the Record Date and posted our proxy materials on the website referenced in the Internet Notice. The Internet Notice explains how to access the proxy materials and our 2025 Annual Report, free of charge, through the website described in the Internet Notice. The Internet Notice and website also provide information regarding how you may request to receive proxy materials in printed form, by mail or electronically by e-mail for this meeting and on an ongoing basis. You may vote through any of the acceptable means described in this Proxy Statement. Instructions on “How to Vote” begin on page 9.
Our annual meeting of stockholders (the “Annual Meeting”) will be held solely via live webcast on the Core Meeting Website and you will not be able to be physically present at the Annual Meeting. You will be able to participate virtually and vote your shares of Core common stock electronically online during the Annual Meeting by logging on to the Core Meeting Website using the 16-digit control number included on your proxy card, voting instruction form or Internet Notice you previously received and following the directions on the Core Meeting Website. If you are not a stockholder as of the Record Date, you will not be able to vote at the Annual Meeting. We encourage you to log on 15 minutes prior to the start time of the Annual Meeting. If you have difficulty accessing the Annual Meeting through the Core Meeting Website, please call the technical support number provided on the Core Meeting Website log-in page.

March 16, 2026
/s/ ROSEMARY L. KLEIN
Rosemary L. Klein
Senior Vice President, Chief Legal Officer and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2026:
The Proxy Statement, 2025 Annual Report, Notice of Annual Meeting of Stockholders and related materials are available free of charge at www.proxyvote.com or may be obtained by contacting the Investor Relations department at the address and phone number on page 8 of the Proxy Statement.

Forward-Looking Statements
Certain statements in this Proxy Statement are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, certain matters discussed in this Proxy Statement are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results expressed in or implied by such forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Core’s current views about future events. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, deterioration in economic conditions or changes in consumption patterns of our customers may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control; an extended decline in the prices we receive for our coal; significant downtime of our equipment or inability to obtain equipment, parts or raw materials; decreases in the availability of, or increases in the price of, commodities or capital equipment used in our coal mining operations; our reliance on major customers, our ability to collect payment from our customers and uncertainty in connection with our customer contracts; our inability to acquire additional coal reserves or resources that are economically recoverable; decreases in coal consumption patterns for steel production, electric power generation and industrial applications; the availability and reliability of transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position; inflation that could result in higher costs and decreased profitability; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; risks related to the fact that a significant portion of our production is sold in international markets (and may grow) and our compliance with export control and anti-corruption laws; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of current and future regulations to address climate change, the discharge, disposal and clean-up of hazardous substances and wastes and employee health and safety on our operating costs as well as on the market for coal; the risks inherent in coal operations, including being subject to unexpected disruptions caused by adverse geological conditions, equipment failure, delays in moving longwall equipment, railroad derailments or strikes, security breaches or terroristic acts and other hazards, delays in the completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions; failure to obtain or renew surety bonds, letters of credit or insurance coverages on acceptable terms; the effects of coordinating our operations with oil and natural gas drillers and distributors operating on our land; our inability to obtain financing for capital expenditures on satisfactory terms; the effects of our securities being excluded from certain investment funds as a result of environmental, social and corporate governance practices; the effects of global conflicts on commodity prices and supply chains; the effect of new or existing laws or regulations or tariffs and other trade measures; our inability to find suitable joint venture partners, acquisition targets or similar investments or integrating the operations of future acquisitions or investments into our operations; obtaining, maintaining and renewing government permits and approvals for our coal operations; the effects of asset retirement obligations, employee-related long-term liabilities and certain other liabilities; uncertainties in estimating our economically recoverable coal reserves; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; the outcomes of various legal proceedings; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; the potential failure to retain and attract qualified personnel of the Company; failure to maintain effective internal control over financial reporting; uncertainty with respect to the Company’s common stock, potential stock price volatility and future dilution; uncertainty regarding the timing and value of any dividends we may declare; uncertainty as to whether we will repurchase shares of our common stock; inability of stockholders to bring legal action against us in any forum other than the state courts of Delaware; the risk that the businesses of the Company and Arch Resources, Inc. will not be integrated successfully; the risk that the anticipated benefits of the merger may not be realized or may take longer to realize than expected; and other unforeseen factors. All such factors are difficult to predict, are beyond Core’s control, and are subject to additional risks and uncertainties, including those detailed in Core’s annual report on Form 10-K for the year ended December 31, 2025, quarterly reports on Form 10-Q, and current reports on Form 8-K that are available on Core’s website at www.corenaturalresources.com and on the SEC’s website at http://www.sec.gov.

Information referenced in this Proxy Statement
The content of the websites referred to in this Proxy Statement are not incorporated by reference into this Proxy Statement.
    ii

PROXY SUMMARY
This Proxy Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting. We mailed the Internet Notice to holders of record as of the Record Date and posted our proxy materials on the website referenced in the Internet Notice on March 16, 2026.
2026 ANNUAL MEETING OF STOCKHOLDERS

TIME 10:30 a.m. Eastern Time	DATE April 30, 2026	PLACE Solely via live webcast at www.virtualshareholdermeeting.com/ CNR2026

PROPOSALS REQUIRING YOUR VOTE
Stockholders are being asked to vote on the following proposals at the Annual Meeting. Your vote is very important to us. Please cast your vote promptly on all of the proposals to ensure that your shares are represented.

Item	Proposal	Board Recommendation	Page
1	Election of Directors	FOR EACH NOMINEE	11
2	Ratification of Appointment of Ernst & Young LLP	FOR	26
3	Advisory Approval of 2025 Named Executive Officers’ Compensation	FOR	29

HOW TO VOTE
VIA THE INTERNET BY PROXY	VIA MAIL BY PROXY
VIA TELEPHONE BY PROXY	BY PARTICIPATING IN THE ANNUAL MEETING

Core Natural Resources was created in January 2025 through a transformational merger of equals.
Core Natural Resources, Inc. (NYSE: CNR) (“Core”, the “Company”, or “we”) was created in January 2025 when long-time coal industry leaders CONSOL Energy Inc. (“CONSOL”) and Arch Resources, Inc. (“Arch”) (collectively, the “legacy companies”) were combined into a single company in a “merger of equals” transaction. When the merger was effective, Arch became a wholly-owned subsidiary of CONSOL, and CONSOL changed its name to “Core Natural Resources, Inc.” and its common stock began trading under the ticker symbol “CNR” on January 15, 2025.
The merger created a leading global producer of high-quality metallurgical and thermal coals with worldwide reach and world-class mining and logistics capabilities. Core operates a highly productive portfolio of large-scale, low-cost longwall mines, including the Pennsylvania Mining Complex, Leer, Leer South, and West Elk mines, along with one of the world’s largest and most productive surface mines, Black Thunder. The company serves a diverse global customer base, providing critical resources for the steel, infrastructure, and energy industries, while simultaneously serving the resurgent requirements of the U.S. power generation fleet. Core has an extensive and strategic logistical network – anchored by ownership positions in two East Coast marine export terminals – that provides reliable and efficient access to seaborne coal markets. The Company’s deeply ingrained culture is grounded in safety and compliance, continuous improvement, and financial performance, with an emphasis on stakeholder engagement and stockholder returns.
BUSINESS/STRATEGIC 2025 HIGHLIGHTS
Following the merger in mid-January, the Board and management team commenced an intensive integration effort, prioritizing aligning the combined operating, marketing and logistics portfolio of the legacy companies into a cohesive, high-performing unit; capturing the substantial synergies created by the combination; and laying the foundation for long-term value creation.
In 2025, Core made great progress in this effort as we:
•Captured – or set the stage to capture – merger-related synergies significantly above our original estimate of $110 million to $140 million annually set at the time of the merger
•Established an advantageous post-merger capital structure with the upsizing of Core’s $600 million revolving credit facility, raising $306.8 million through tax-exempt financing with maturities through 2035, and the consolidation of its legacy accounts receivable securitization facilities into one $250 million facility
•Set the stage for future operational excellence by resuming longwall operations at Leer South following a combustion-related event that pre-dated the merger and completing the transition to a thicker and higher-quality coal seam at the West Elk mine
•Delivered strong results in the high calorific value thermal and Powder River Basin segments, capitalizing on a strong book of contracted business and demonstrating rigorous cost control
•Commenced an intensive effort to apply best practices from the legacy companies across the entire, integrated operating portfolio
•Adopted a new capital return framework targeting the return to stockholders of around 75 percent of free cash flow, with a strong emphasis on stock buybacks
•Returned a total of $245.1 million to stockholders through this program – via the repurchase of 3.1 million shares of common stock, or roughly 6 percent of shares outstanding as of the program’s launch – and the payment of $20.8 million in quarterly dividends
COMPENSATION HIGHLIGHTS
From the beginning, the directors and employees of both legacy companies were required under the terms of the merger agreement to be treated equally in how the merger impacted their unvested legacy equity awards. This meant that all unvested equity awards from both legacy companies were accelerated and paid out in January 2025 as part of the merger. In addition, the merger agreement required that both Mr. Brock and Mr. Lang amend their existing, legacy employment agreements to agree that any change in their respective duties upon completion of the merger would not constitute “good reason” for purposes of their employment agreements. These one-time, unique merger related actions appear as 2025 compensation in our directors’ and named executive officers’ compensation reported in this Proxy Statement although the acceleration was of existing equity awards granted well before 2025 and was required under the merger agreement.
In 2025, while the management team focused on the critical transition of the operations and capturing synergies, Core’s Board and management team also focused on transitioning and combining key executives and employees from each legacy company into a single, unified team to best position Core as a new, combined company. A critical piece of transitioning key executives and employees included elements of compensation and having the right balance of new agreements to ensure a smooth transition and the ability to retain and reward these key employees to commit to staying with the newly combined company. To address this critical issue, Core’s new Compensation Committee (the “Compensation Committee”) approved a comprehensive new compensation philosophy and compensation plan in February 2025 as well as the general terms of new change in control agreements to replace similar legacy agreements once the tail provisions in those agreements were no longer applicable. In formulating the new compensation philosophy and when designing the structure of the new compensation program, the Board, the Compensation Committee and the management team considered and took into account best practices, and the historical practices of the legacy companies and our industry, while also acknowledging the differences between thermal and metallurgical coal and the increase in scale, size and scope of the new company as a result of the merger of two equals. The table below highlights some of the key components of our 2025 compensation program.

2025 COMPENSATION HIGHLIGHTS: A NEW COMPENSATION PLATFORM FOR CORE AND ITS EXECUTIVES
Core Compensation Committee Adopted New Compensation Philosophy for Combined Company in February 2025
The Compensation Committee for the newly combined company adopted a compensation philosophy that appropriately targets a competitive range around the 50th percentile of Core’s peers. Actual pay to be received by executives is based on individual and Company performance measured against pre-established targets and goals. The philosophy is consistent with pay-for-performance and emphasizes variable incentive-based pay (annual bonus and long-term equity compensation) over fixed pay and focuses on key financial and operational objectives.

A New Peer Group
The Compensation Committee adopted a new peer group for the newly combined company that includes companies in relevant and adjacent industries and consists largely of companies from each legacy company’s respective peer groups. The constituent peer companies meet typical good compensation governance guidelines in terms of alignment with industry and organizational scale.

Independent Compensation Consultant
The Compensation Committee engaged Mercer Inc. as its independent compensation consultant to report directly to the Compensation Committee. Mercer served in this role for legacy CONSOL prior to the merger.

New Compensation Program for Executives: Design and Targeted Compensation
The new compensation program was designed considering best practices and after taking into account the historical practices of the legacy companies and our industry, while also acknowledging the differences between thermal and metallurgical coal and the increase in scale, size and scope of the new company as a result of the merger of two equals with an overall target for total compensation to be around 50% of the competitive market.
The program provides total direct compensation packages (base salaries, short-term cash incentives and long-term equity incentives) that align with peer group and survey data. A significant portion of the compensation for our named executive officers (“NEOs”) is contingent on performance goals and/or connected to stock price, reinforcing our pay-for-performance culture, which aligns risk-taking with sustainability and the long-term financial health of our Company.

Short-Term Incentive Compensation (“STIC”) Annual Performance
The Compensation Committee approved an annual incentive plan design to promote a strong focus on financial and operational objectives that acknowledges the differences between the thermal and metallurgical coal markets.

Long-Term Incentive Plan Design
Long-term incentives provide a mix of 45% Restricted Stock Units (RSUs) and 55% Performance Stock Units (PSUs) designed to promote both retention and performance by providing three-year vesting and 0 – 200% performance leverage that is consistent with typical U.S. pay practices.

Compensation Governance Practices
One of the first steps taken by our Compensation Committee and management team was to put into place good compensation governance practices and policies such as an anti-hedging policy, a clawback policy, insider trading policy, and meaningful stock ownership requirements for our officers and directors.

Transitional Pay / Start-Up Grants
In connection with our 2025 transformation and expected two-year transition, the Compensation Committee granted a one-time start-up award to our NEOs in the form of time-based RSUs and PSUs in consideration of the significant work in connection with the closing of the merger, to promote retention of the key executives, to encourage an ownership mentality which further aligns the executives’ interests with stockholders and to incentivize the achievement of sustainable annualized synergy optimizations across multiple areas over a two-year performance period in connection with the merger.
These one-time awards were granted in part based on the fact that both legacy companies were required, as part of the merger, to accelerate and pay out all unvested equity awards from the legacy companies and the belief that Core should provide additional incentive to retain and reward its executive management team during the two-year transition period after the merger.

Severance and Change in Control Benefits
The Compensation Committee approved transition to cash-based severance and change-in-control benefits that are fully consistent with peer group practices and with broader U.S. market practices. Importantly, double-trigger benefit entitlement and treatment of equity at termination of employment are also consistent with observed market practices.

CORPORATE GOVERNANCE HIGHLIGHTS
Core is led by a proven Board and leadership team that combines directors and executives from both legacy companies. The merger agreement between the legacy companies imposed a number of post-closing requirements about the composition of Core’s Board and the executive team following the merger through amendments to Core’s amended and restated bylaws (the “Bylaws”). Core’s transition period for these requirements is two years.
Under the terms of the merger agreement, the legacy companies agreed to cause (1) the number of directors constituting Core’s Board to be eight after the merger and (2) Core’s Board to be composed of (A) four directors designated by legacy CONSOL (one of whom is James A. Brock), and (B) four directors designated by legacy Arch (two of whom were Paul A. Lang and Richard A. Navarre).
At the effective time of the merger, Mr. Brock was appointed to serve as the Executive Chair of the Board, Mr. Lang was appointed to serve as the Chief Executive Officer, and the other Executive Officers listed on page 30 in the Proxy Statement were appointed to serve as executive officers of Core, until such officer’s successor is appointed or such officer’s earlier death, resignation, retirement, disqualification or removal in accordance with Core’s organizational documents. Our Bylaws provide that without the approval of 75% of the directors then in office, (1) Mr. Brock may not be removed from, nor may there be any diminution in or modification of the duties of the Executive Chair and the Board may not fail to appoint, re-elect or re-nominate Mr. Brock to, his position as Executive Chair of the Board until the two-year anniversary of the effective time of the merger, (2) Mr. Lang was not to be removed from, nor would there be any diminution in or modification of the duties of the Chief Executive Officer, and the Board would not fail to appoint, re-elect or re-nominate Mr. Lang to, his position as Chief Executive Officer of Core until the two-year anniversary of the effective time of the merger. In addition, the Bylaws provide that while Core has an Executive Chair, the consent of both the Executive Chair and the Chief Executive Officer shall be required for the appointment or removal of any officer with a position of Senior Vice President or above. In the event the Chief Executive Officer and Executive Chair are unable to agree, such decision shall be made instead by the Board, which must be made by the affirmative vote of at least 75% of the directors then in office during the two-year transition period after the merger.
On October 6, 2025, Mr. Lang’s service as Chief Executive Officer and employment with the Company was terminated in accordance with the Bylaws, and he resigned as a member of the Board and transitioned to a consultant role through December 31, 2025. In connection with Mr. Lang’s separation from service, the Board appointed Mr. Brock to serve as Chief Executive Officer, in addition to his service as Chair of the Board. For further information, see page 60.

Our Board and management team are committed to strong corporate governance, which promotes the long-term interests of our stockholders, strengthens Board and management accountability and helps build public trust in our Company. The table below highlights some of the key components of our corporate governance program:

✓	83% of our Board members are independent	✓	Clawback Policy
✓	Four fully independent Board committees	✓	Meaningful stock ownership and retention guidelines for the Board and executive officers
✓	Independent directors meet regularly in executive sessions	✓	Varying skills / backgrounds in Board and Executive Management
✓	Risk and safety oversight by the full Board and its committees	✓	Emphasis on Ethics Compliance
✓	Annual corporate sustainability reports	✓	Human Rights Policy
✓	Insider Trading Policy	✓	No Supermajority Vote Requirements for Stockholders
SUSTAINABILITY
At Core, our approach to sustainability is underscored by our dedication to compliance, ethical business practices, and the communities where we live and work. We believe integration of Core’s sustainability management approach into our operations, strategy, and business priorities will enhance the Company’s long-term success. Congruent with this tenet, we are committed to employing technology and innovation across our operations that will further enhance employee safety, reduce our environmental footprint, and increase operational efficiencies. Many aspects of our environmental, social, and governance are informed by specific frameworks, policies, and standards to guide our internal processes and operating procedures. Concurrently, other aspects of our sustainability practice endeavor to support the Company’s resilience in the dynamic market, social, and regulatory environments in which we operate.
The coal we mine plays a critical role in meeting the world’s rising demand for electricity and is essential for producing the raw materials, such as steel and cement, that facilitate infrastructure buildout and economic growth around the world. We believe that our strategic sustainability and innovation endeavors will support continued coal production and use, fueling modern life for many decades to come.
  LEARN MORE ABOUT OUR COMPANY
You can learn more about our Company by visiting our website, www.corenaturalresources.com.

INFORMATION ABOUT THE ANNUAL MEETING
Core Natural Resources, Inc.
275 Technology Drive, Suite 101
Canonsburg, Pennsylvania 15317
Telephone (724) 416-8300

GENERAL: Proxies are being solicited by the Board to be voted at the Annual Meeting to be held on April 30, 2026 at 10:30 a.m. Eastern Time solely via live webcast at www.virtualshareholdermeeting.com/CNR2026. The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice. Each proposal is described in more detail in this Proxy Statement.
PROPOSALS, BOARD RECOMMENDATION AND VOTE REQUIRED: Stockholders are being asked to vote on the proposals discussed on the following page at the Annual Meeting. The table on the following page also outlines the Board’s recommendation on how to vote for each proposal and the vote required with respect to each proposal.
VOTE TABULATION: In accordance with our governing documents and applicable state law, in tabulating the voting result for any particular proposal, votes that are withheld are not considered as votes cast on Proposal No. 1 and have no effect on the outcome. For Proposal Nos. 2 and 3, abstentions have the same effect as votes against the matter. Shares that constitute broker non-votes (described below) are not considered as votes cast for Proposal No. 1 or entitled to vote on Proposal No. 3 and have no effect on the outcome. We do not expect any broker non-votes for Proposal No. 2.
RECORD DATE AND QUORUM: The Record Date with respect to this solicitation is March 6, 2026. All holders of record of shares of Core common stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, Core had 50,750,366 shares of common stock outstanding. Each share of common stock is entitled to one vote for each matter to be voted on at the Annual Meeting. Stockholders do not have cumulative voting rights. In order to hold the Annual Meeting, a quorum representing the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy.

Board Recommendation
1	Election of Directors Election of director nominees for a one-year term ending at the Company’s annual meeting of stockholders in 2027.	FOR EACH NOMINEE
Plurality of the votes cast. Under this plurality vote standard, the director nominees who receive the highest number of “for” votes cast are elected as directors. Under our Bylaws, if a director nominee, who is an incumbent director, receives a greater number of “withheld” votes for his or her election than votes cast in favor of his or her election, then the director must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, within 90 days from the date of the certification of the election results.

2
Ratification of Appointment of Ernst & Young LLP The Audit Committee appointed Ernst & Young LLP as Core’s independent registered public accounting firm for fiscal year 2026. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of the independent registered public accounting firm.
		FOR	Affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.
3
Advisory Approval of 2025 Named Executive Officers’ Compensation
Stockholders are being asked to approve, on an advisory basis, the compensation paid to Core’s named executive officers in 2025. Core’s executive compensation programs are designed to create a direct linkage between stockholder interests and management with incentives specifically tailored to the achievement of financial, operational and stock performance goals.
		FOR	Affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.
PROXY MATERIALS AND INFORMATION ABOUT THE MEETING: We mailed to all stockholders of record entitled to vote at the Annual Meeting the Internet Notice on or about March 16, 2026.
We are utilizing an SEC rule that allows companies to furnish their proxy materials via the Internet rather than in paper form. This rule allows a company to send some or all of its stockholders the Internet Notice regarding Internet availability of proxy materials. The Internet Notice contains instructions on how to access the proxy materials over the Internet or how to request a paper copy of the proxy materials. An electronic copy of this Proxy Statement, the 2025 Annual Report and the Notice of Annual Meeting of Stockholders are available at www.proxyvote.com.
Copies of our 2025 Annual Report furnished to our stockholders do not contain copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2025. You can obtain copies of these exhibits electronically on the website of the SEC at www.sec.gov or on Core’s corporate website at www.corenaturalresources.com by following the link for “Investors.” Stockholders may also obtain copies of the exhibits without charge by contacting our Investor Relations department by telephone at (724) 416-8300 or by mail at Core Natural Resources, Inc., Investor Relations department, 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317.
PROXIES AND VOTING: A proxy is your legal designation of another person to vote the shares of Core common stock that you owned as of the Record Date. The person that you designate to vote your shares is called a “proxy” and when you designate someone to vote your shares in a written document, that document is also called a “proxy” or “proxy card.” The Board has appointed several officers of the Company to serve as proxies on the proxy card.

If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions provided by the stockholder. If a proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Accordingly, if no contrary instructions are given, the proxies named by the Board intend to vote the shares represented by such proxies as follows:
•in favor of the election of those persons nominated as set forth in this Proxy Statement to serve as directors of Core for a one-year term (Proposal No. 1);
•in favor of the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Core for the fiscal year ending December 31, 2026 (Proposal No. 2);
•in favor of approval, on an advisory basis, of the compensation paid to our named executive officers in 2025 (Proposal No. 3); and
•in accordance with their judgment on any other matters which may properly come before the Annual Meeting.
The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice.
HOW TO VOTE: There are four ways for stockholders of record to vote:

VIA THE INTERNET BY PROXY: Stockholders who received the Internet Notice by mail may submit proxies over the Internet at www.proxyvote.com until 11:59 p.m. Eastern Time on April 29, 2026. Stockholders who received a voting instruction form by mail or e-mail from their bank, broker or other nominee may submit proxies over the Internet by following the instructions on the voting instruction form provided by their bank, broker or other nominee.

VIA TELEPHONE BY PROXY: Registered stockholders of record may submit proxies by telephone until 11:59 p.m. Eastern Time on April 29, 2026 by calling 1-800-690-6903 and following the instructions. Stockholders must have the 16-digit control number that appears on their Internet Notice when voting. Stockholders who have received a voting instruction form by mail or e-mail from their bank, broker or other nominee should check the voting instruction form for telephone voting availability. If available, those stockholders may vote by phone by calling the number specified on the voting instruction form provided by the bank, broker or other nominee.

VIA MAIL BY PROXY: Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope. If you vote by mail, your proxy card must be received by April 29, 2026.

BY PARTICIPATING IN THE ANNUAL MEETING: Stockholders of record may vote by participating in the virtual Annual Meeting via the Core Meeting Website and voting electronically during the virtual Annual Meeting.

BENEFICIAL OWNERSHIP AND BROKER NON-VOTES: If you hold shares beneficially in street name, then you must provide your voting instructions to your bank, broker or other nominee. If you do not provide your bank, broker or other nominee with voting instructions, your shares may be treated as “broker non-votes.”
Generally, broker non-votes occur on a matter when a bank, broker or other nominee is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Banks, brokers or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as Proposal Nos. 1 and 3, although they may vote their clients’ shares on “routine matters,” such as Proposal No. 2.
REVOCATION OF PROXY: If you are the stockholder of record of shares of our common stock as of the close of business on the Record Date, you can revoke your proxy at any time before its exercise by:
•sending a written notice to Core at 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317, attention: Corporate Secretary, bearing a date later than the date of the proxy, that is received prior to the Annual Meeting, stating that you revoke your proxy;
•submitting your voting instructions again by telephone or over the Internet;
•signing another valid proxy card bearing a later date than the proxy initially received and mailing it so that it is received by Core prior to the Annual Meeting; or
•participating in and voting electronically via the Core Meeting Website during the virtual Annual Meeting.
If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction form, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy. Attendance at the Annual Meeting without a request to revoke a proxy will not by itself revoke a previously executed and delivered proxy.

ATTENDING THE MEETING: The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/CNR2026 on April 30, 2026 at 10:30 a.m. Eastern Time and you will not be able to be physically present at the Annual Meeting. You will be able to participate virtually and vote your shares of Core common stock electronically online during the Annual Meeting.
To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your proxy card, voting instruction form or Internet Notice you previously received. The Annual Meeting webcast will begin promptly at 10:30 a.m. Eastern Time on April 30, 2026, and Core stockholders will be able to log in beginning at 10:15 a.m. Eastern Time. The virtual Annual Meeting platform is fully supported across browsers (Firefox, Chrome, Edge and Safari). Participants in the Annual Meeting should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting. We encourage participants in the virtual Annual Meeting to log on to the Core Meeting Website 15 minutes prior to the start time of the Annual Meeting and confirm that they can hear streaming audio.
TECHNICAL SUPPORT FOR ACCESSING THE MEETING: We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting via the Core Meeting Website. If you encounter any difficulties accessing the Core Meeting Website during the check-in or meeting time, please call the technical support number that will be posted on the Core Meeting Website log-in page.
PROXY SOLICITATION: All costs relating to the solicitation of proxies will be borne by the Company. D.F. King & Co. has been retained by Core to aid in the solicitation of proxies at an estimated cost of $17,500, plus reimbursement of certain reasonable expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. None of these directors, officers or employees will receive any additional or special compensation for soliciting proxies. Upon request, Core will reimburse banks, brokers and other nominees for their reasonable expenses in sending proxy materials to their customers who are beneficial owners of Core’s common stock.
CONFIDENTIALITY IN VOTING: As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidentially by Core. Such documents are available for examination only by the inspector of election and certain employees who assist in the tabulation of votes. The vote of any individual stockholder will not be disclosed except as may be necessary to meet applicable legal requirements.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Bylaw Two-Year Transition Provisions with Respect to the Board
As discussed above, under the terms of the merger agreement, the legacy companies agreed that Core would amend its Bylaws to include two-year transitional provisions about the Board and management team.
Accordingly, at the effective time of the merger, James A. Brock, Cassandra Pan, Valli Perera, and Joseph P. Platt remained as directors of Core, with Mr. Brock appointed as the Executive Chair. In addition, at the effective time of the merger and in accordance with the Bylaws, Holly Keller Koeppel, Patrick A. Kriegshauser, Paul A. Lang and Richard A. Navarre were also appointed to serve on Core’s Board with Mr. Navarre also becoming the Lead Independent Director of the Board. Mr. Lang resigned as a member of the Board effective October 6, 2025.
Honoring Cassandra Pan’s Service and Leadership
Cassandra Pan joined legacy CONSOL’s board in 2023 and helped lead CONSOL through the merger and helped lead Core as it began its transformation and transition. We were profoundly saddened by her sudden passing in June of 2025. Ms. Pan was both a friend and valued member of the Core Board where she served as Chair of the Health, Safety & Environmental Committee and as a member of the Compensation Committee. Ms. Pan’s leadership was a driving force in bringing Core to where it is today. Thanks to her dedication, wisdom and guidance, we executed the merger and are well underway with our transition. Her contributions to Core were immeasurable, and we are thankful for her leadership.
New Nominees Identified
In connection with Ms. Pan’s passing and Mr. Lang’s resignation, the Board initiated a search for new director candidates. Members of management and the Board identified Ronald C. Keating and Edward L. Doheny II as potential candidates. After a thorough vetting process, interviews with the Board and the recommendation of the Nominating and Corporate Governance Committee, Mr. Keating and Mr. Doheny have been nominated for election to the Board.
Nominations for Election at 2026 Annual Meeting and Voting Standard
The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, James A. Brock, Edward L. Doheny II, Ronald C. Keating, Holly Keller Koeppel, Patrick A. Kriegshauser, Richard A. Navarre, Valli Perera, and Joseph P. Platt for election by the stockholders as directors at the Annual Meeting. Upon election, each such director will serve a one-year term until the 2027 annual meeting of stockholders or until his or her successor is elected and qualified, or his or her earlier death, resignation or removal.
To be elected, each nominee must receive a plurality of the votes cast (i.e., the director nominees who receive the highest number of “for” votes cast, up to the maximum number of directors to be elected, are elected as directors). Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate, as recommended by the Nominating and Corporate Governance Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy. The Board, however, expects all of its nominees to be available to serve.
Our Bylaws provide that if an incumbent director receives a greater number of votes “withheld” from his or her election than votes “for” such director nominee’s election, the director must tender his or her resignation promptly to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision and the underlying rationale in a press release, a filing with the SEC or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.

Biographies of Director Nominees
The biographies included in this Proxy Statement below include information concerning the nominees for director, including their recent employment, positions with Core, other directorships, board committee memberships and ages as of March 1, 2026.

JAMES A. BROCK
CHIEF EXECUTIVE OFFICER & CHAIRMAN	Director Since: 2017 Age: 69 Term Expires: 2026	Core Committees: None
BACKGROUND: James A. Brock has served as our Chief Executive Officer and Chairman since October 6, 2025, having previously served as Executive Chair of the Board since the January 2025 merger. Prior to the merger, Mr. Brock was CONSOL’s Chairman of the Board beginning in 2024 and Chief Executive Officer and member of the board of directors since 2017. With a career in coal spanning nearly five decades, Mr. Brock’s extensive industry knowledge and operational expertise provide Core with invaluable leadership and insight. Mr. Brock began his mining career in 1979 as a summer student at CONSOL’s Matthews Mine and since then has served at various locations in many positions including Section Foreman, Longwall Coordinator, Mine Foreman, Superintendent, Chief Operating Officer (Coal) of CNX Resources Corporation (“CNX”), and as CEO and Chairman of CONSOL Coal Resources LP immediately prior to assuming the role of CONSOL’s Chief Executive Officer in 2017. Mr. Brock also currently serves on the Pennsylvania Coal Alliance board of directors, and is a member of the boards of directors of the National Coal Council and the American Coalition for Clean Coal Electricity. He is also an executive committee member and Chairman of the board of directors of the National Mining Association and Chairman of America’s Power. Mr. Brock previously served on the board of directors of the West Virginia Coal Association and was inducted into the WVU Hall of Fame in 2016. He is a graduate of Eastern Kentucky University.
Other Current Public Company Directorships: None.
Former Public Company Directorships in Past Five Years (including companies that are no longer publicly listed): CONSOL Coal Resources LP (2015 – 2020).

QUALIFICATIONS: With a career in coal spanning five decades, we believe Mr. Brock’s extensive knowledge of our industry and our operations gained during his years of service with CNX, and now Core, provides our Board with valuable experience and skills the Board seeks to maintain.

EDWARD L. DOHENY II
SENIOR ADVISOR OF BOSTON CONSULTING GROUP AND FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER OF SEALED AIR CORPORATION	Director Nominee Age: 63	Core Committees: Not applicable
BACKGROUND: Mr. Doheny joined the Boston Consulting Group as a Senior Advisor in 2024. Mr. Doheny served as President and Chief Executive Officer of Sealed Air Corporation (“Sealed Air”) (a global packaging company) from 2018 to 2023. Prior to Sealed Air, Mr. Doheny served as President and Chief Executive Officer of Joy Global Inc. (a global mining equipment manufacturer) from 2012 to 2017 until it was acquired by Komatsu America Corp. and served as President and Chief Operating Officer of Joy Mining Machinery from 2006 to 2012. Earlier in his career, Mr. Doheny spent 21 years at Ingersoll-Rand Corporation, holding leadership roles across the U.S., Europe, and Asia Pacific, culminating in his role as Sector President of Industrial Technologies.
Mr. Doheny earned a BS in Mechanical Engineering from Cornell University, where he was a Cornell National Scholar, and an MSM in Business from Purdue University.
Other Current Public Company Directorships: None.
Former Public Company Directorships in Past Five Years (including companies that are no longer publicly listed): Eastman Chemical Company (a global specialty materials company) (2020 – 2024); Sealed Air (a global packaging company) (2017 – 2023).

QUALIFICATIONS: With a career spanning over four decades in industrial leadership, including serving as Chief Executive Officer of two major global companies, we believe Mr. Doheny’s extensive knowledge of operational excellence, digital transformation, and strategic growth provides our Board with valuable experience and skills the Board seeks to maintain. Mr. Doheny’s experience in driving transformational growth, enhancing stockholder value, and leading innovation initiatives offers valuable insight and perspective to the Board. Further, Mr. Doheny’s industry contributions as a former member of the Executive Committee of the National Association of Manufacturers, Executive Committee of the National Mining Association and a founding Board member of the Alliance to End Plastic Waste provide relevant industry expertise.

RONALD C. KEATING
PRESIDENT AND CHIEF EXECUTIVE OFFICER OF EXCELITAS TECHNOLOGIES CORP.	Director Nominee Age: 57	Core Committees: Not applicable
BACKGROUND: Mr. Keating has served as President and Chief Executive Officer of Excelitas Technologies Corp. (“Excelitas”), a leading provider of industrial technologies, precision instrumentation, measurement and control systems, since October 2023. Prior to joining Excelitas, Mr. Keating served as President and Chief Executive Officer of Evoqua Water Technologies, a leading provider of global water treatment solutions and services, from December 2014 to October 2023. Mr. Keating also served as President, Chief Executive Officer and Chairman of the board of CONTECH Construction Products Inc., a manufacturer of infrastructure products, from September 2007 to December 2014. Prior to that, he held several senior executive positions at Kennametal Inc. from 2001 to 2007, including Vice President and President of the Metalworking Solutions and Services Group. Earlier in his career, Mr. Keating held various management positions at Ingersoll-Rand Inc. from 1993 to 2001. Mr. Keating also serves on the board of directors of Hayward Holdings, Inc. (a global designer, manufacturer and marketer of pool equipment and associated automation systems) since 2025. Mr. Keating holds an MBA from the Kellogg School of Management at Northwestern University and a Bachelor of Science in Industrial Distribution from Texas A&M University.
Other Current Public Company Directorships: Hayward Holdings, Inc. (a global designer, manufacturer and marketer of pool equipment and associated automation systems) (since March 2025); Enpro Inc. (an industrial technology company) (since May 2022; not standing for re-election at the company’s 2026 annual meeting).
Former Public Company Directorships in Past Five Years (including companies that are no longer publicly listed): Evoqua Water Technologies Corp. (a provider of water treatment solutions, which was merged into Xylem Inc. in 2023) (2014 – 2023); US Ecology, Inc. a provider of environmental services, which was merged into Republic Services, Inc. in 2022) (2017 – 2022).

QUALIFICATIONS: Mr. Keating brings extensive executive leadership, operational expertise and strategic growth experience to the Board. With his experience of leading complex organizations through corporate restructurings, successful acquisitions and integrations, and operational improvements, Mr. Keating contributes valuable competencies and skills that the Board seeks to maintain. His experience overseeing global manufacturing operations and driving significant stockholder value creation, including through successful IPOs and strategic transactions, provides the Board with important perspective on growth strategies and capital markets.

HOLLY KELLER KOEPPEL
FORMER MANAGING PARTNER— GATEWAY INFRASTRUCTURE INVESTMENTS L.P.	Director Since: 2025 Age: 67 Term Expires: 2026	Core Committees: • Health, Safety and Environmental (Chair) • Nominating and Corporate Governance
BACKGROUND: Holly Keller Koeppel joined the Board upon completion of the merger, and currently serves as chair of our Board’s Nominating and Corporate Governance Committee and a member of our Health, Safety and Environmental Committee. Prior to the merger, Ms. Koeppel was a member of the board of directors of Arch Resources, Inc. and served on its Personnel and Compensation Committee and as the chair of its ESG and Nominating Committee. Ms. Koeppel served as Managing Partner and head of Gateway Infrastructure Investments L.P. (an infrastructure fund targeting investments in transportation, utility and energy infrastructure) from March 2015 to January 2017. From 2010 to February 2015, she was Partner and Global Co-Head of Citi Infrastructure Investors, a division of Citigroup, Inc. Ms. Koeppel served as Executive Vice President and Chief Financial Officer of American Electric Power Corporation (“AEP”) (a public utility holding company) from 2006 to 2009 and held several additional executive positions at AEP from 2000 to 2006.
Other Current Public Company Directorships: AES Corporation (a utility and power generation company) (since April 2015); British American Tobacco plc (a British consumer goods company) (since July 2017 and is not standing for re-election at the company’s 2026 annual meeting); Flutter Entertainment plc (an international sports betting company) (since May 2021); and Shell plc (an international petroleum company) (since January 2026).*
Former Public Company Directorships in Past Five Years (including companies that are no longer publicly listed): Vesuvius plc (a ceramics company) (April 2017-May 2021) and Arch Resources, Inc. (February 2019-January 2025).U
*Under the Company’s Corporate Governance Guidelines, non-employee directors are prohibited from serving on more than four public company boards (including the Company), subject to a reasonable transition period relating to changes in board service, such as Ms. Koeppel stepping off the board of British American Tobacco plc at that company’s 2026 annual meeting.

QUALIFICATIONS: With her finance and accounting, senior management and leadership experience, as well as her substantial knowledge of the energy industry, Ms. Koeppel contributes to the mix of experience and qualifications the Board seeks to maintain. Further, Ms. Koeppel’s service as Executive Vice President and Chief Financial Officer of AEP and her other public company board experience provides valuable insight and perspective to the Board.

PATRICK A. KRIEGSHAUSER
FORMER EXECUTIVE VICE PRESIDENT— ARCHKEY HOLDINGS, INC.	Director Since: 2025 Age: 64 Term Expires: 2026	Core Committees: • Audit (Chair) • Health, Safety and Environmental
BACKGROUND: Patrick A. Kriegshauser joined the Board upon completion of the merger and currently serves as the chair of our Board’s Audit Committee and a member of our Health, Safety and Environmental Committee. Prior to the merger, Mr. Kriegshauser was a member of the board of directors of Arch Resources, Inc. and served as the chair of its Audit Committee. Mr. Kriegshauser served as Executive Vice President and a director of ArchKey Holdings, Inc., a privately held company (“ArchKey”) until November 1, 2024, having previously served as its Executive Vice President and Chief Financial Officer from July 2017 until July 2023. Mr. Kriegshauser also served as Executive Vice President, Chief Financial Officer and principal owner of Sachs Electric Company, which is owned by ArchKey, from 1985 to 2000. Mr. Kriegshauser served in various senior level capacities at Arch, including serving as Arch’s Senior Vice President and Chief Financial Officer from 1996 to 2000. He started his career at PricewaterhouseCoopers LLP (a Big Four accounting firm) in 1981.
Other Current Public Company Directorships: None.
Former Public Company Directorships in Past Five Years (including companies that are no longer publicly listed): Arch Resources, Inc. (October 2016 – January 2025).

QUALIFICATIONS: Mr. Kriegshauser brings extensive finance and accounting, senior management and board leadership experience to the Board. Further, having served as Chief Financial Officer of ArchKey, Sachs Electric Company and Arch Resources, Inc. and other experience serving on other boards of directors, including another company in the mining industry, Mr. Kriegshauser has substantial knowledge of the coal and energy industries, which brings great value to our Board.

RICHARD A. NAVARRE
FORMER CHIEF EXECUTIVE OFFICER AND PRESIDENT— COVIA CORPORATION; LEAD INDEPENDENT DIRECTOR OF CORE	Director Since: 2025 Age: 65 Term Expires: 2026	Core Committees: • Nominating and Corporate Governance (Chair) • Compensation
BACKGROUND: Richard A. Navarre joined the Board upon completion of the merger, and currently serves as a member of our Board’s Compensation Committee and as the chair of our Nominating and Corporate Governance Committee. Prior to the merger, Mr. Navarre was the chair of the board of directors of Arch Resources, Inc. and served on its ESG and Nominating Committee and as the chair of its Personnel and Compensation Committee. Mr. Navarre served as Chief Executive Officer and President of Covia Corporation from May 2019 to May 2021. He served as President and Chief Commercial Officer of Peabody Energy Corporation (“Peabody”) (a public coal mining company) from 2008 until 2012 and as Peabody’s Chief Financial Officer and Executive Vice President of Corporate Development from 1999 to 2008. Prior to joining Peabody in 1993, Mr. Navarre was a senior manager with KPMG, LLP (a Big Four accounting firm).
Other Current Public Company Directorships: Civeo Corporation (a workforce accommodations specialist) (since June 2014); and Natural Resource Partners L.P. (a natural resource company) (since October 2013).
Former Public Company Directorships in Past Five Years (including companies that are no longer publicly listed): Covia Corporation (June 2018 – May 2021); and Arch Resources, Inc. (October 2016 – January 2025).

QUALIFICATIONS: Mr. Navarre has extensive understanding of the coal and energy industries through his long tenure with Peabody, where he served in many executive-level positions including President, Chief Commercial Officer and Chief Financial Officer, and also through his service on the board of directors, and as chair of the board, of United Coal Company LLC. Moreover, through his leadership, operations, strategic planning, finance and accounting, senior management and marketing experience, Mr. Navarre brings valuable competencies and skills to the Board.

VALLI PERERA
FORMER PARTNER OF DELOITTE	Director Since: 2023 Age: 68 Term Expires: 2026	Core Committees: • Nominating and Corporate Governance • Audit
BACKGROUND: Valli Perera joined the Board on March 22, 2023. She currently serves as a member of our Board’s Nominating and Corporate Governance Committee and Audit Committee. Ms. Perera is a seasoned executive with over 40 years of professional services and corporate experience. She retired from Deloitte (a Big Four accounting firm), as a senior partner in June 2019. During her tenure at Deloitte, Ms. Perera advised and led client service teams in areas of finance, mergers and acquisitions, technology transformation and business growth. She also worked with transitioning chief financial officers at Deloitte’s CFO Transition Lab program. Ms. Perera’s tenure at Deloitte spanned over 25 years, including: her elevation to the partnership in 1997, senior roles such as Managing Director for Global Services and Global Mergers & Acquisitions, Deloitte’s Global and U.S. Service Innovation Board and the firm’s global digital transformation, talent and development, diversity and inclusion, and member firm standards and governance. Further, from 2014 to 2020, she served on the board of directors of Make-A-Wish® Illinois, a non-profit organization.
Since 2020, Ms. Perera has served on the board of directors for Midmark Corporation, a clinical environmental design private company, and is a member of its Audit and Compensation Committees. Moreover, from 2012 to 2024, Ms. Perera served on the board of directors for Communities in Schools of Chicago, a non-profit organization and was the Chair of its governance committee. She received a Master of Science degree in Taxation from Drexel University and a graduate degree in journalism from Northwestern University. Ms. Perera is credentialed by the Chartered Institute of Management Consultants, United Kingdom. Further, she is a retired Certified Public Accountant.
Other Current Public Company Directorships: None.
Former Public Company Directorships in Past Five Years (including companies that are no longer publicly listed): None.

QUALIFICATIONS: With an extensive tenure spanning over 40 years as a seasoned business leader partnering with executive teams of private and Fortune 500 publicly traded signature companies to define high-value strategies for top- and bottom-line growth and providing specialized services in finance, governance, and organizational development, as well as global insight and direct experience across several continents, skills in finance, accounting, tax, acquisitions, and technology and substantive board directorship experience, Ms. Perera brings significant expertise and skills that the Board seeks to maintain.

JOSEPH P. PLATT
GENERAL PARTNER—THORN PARTNERS LP	Director Since: 2017 Age: 78 Term Expires: 2026	Core Committees: • Compensation (Chair) • Audit
BACKGROUND: Joseph P. Platt joined the Board on November 28, 2017. He currently serves as the chair of our Board’s Compensation Committee and a member of our Audit Committee. Mr. Platt previously served as a member of the board of directors of CNX from May 2016 until November 28, 2017, when CONSOL separated from CNX. He is the general partner at Thorn Partners LP, a family limited partnership, a position he has held since 1998. Mr. Platt’s career at Johnson and Higgins, a global insurance broker and employee benefits consultant (“J&H”), spanned 27 years until 1997, when J&H was sold to Marsh & McLennan Companies. At the time of the sale, Mr. Platt was an owner, director and executive vice president of J&H. Mr. Platt has served on the board of directors of Greenlight Capital Re, Ltd., a property and casualty reinsurer, since 2004 and has been its lead independent director since 2007. He serves on the boards of various other nonpublic companies and not-for-profit institutions.
Other Current Public Company Directorships: Greenlight Capital Re, Ltd. (a global specialty property and casualty reinsurer) (since 2004).
Former Public Company Directorships in Past Five Years (including companies that are no longer publicly listed): None.

QUALIFICATIONS: Mr. Platt brings significant financial, compensation and risk management expertise to our Board through his prior board memberships that have spanned over 20 years and through his familiarity with our industry and operations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE-NAMED DIRECTOR NOMINEES FOR RE-ELECTION TO THE BOARD OF DIRECTORS.

BOARD OF DIRECTORS AND COMPENSATION INFORMATION
Board of Directors
The business and affairs of Core are managed under the direction of our Board. Under our Amended and Restated Certificate of Incorporation, as amended, all directors are subject to election annually.
Under the Company’s Corporate Governance Guidelines, each director is expected to spend the time needed and meet as frequently as necessary to properly perform his or her duties and responsibilities, including attending the annual stockholders’ meeting. All of our directors who were serving at that time attended the 2025 Annual Meeting of Stockholders, and all of our directors are expected to attend this year’s Annual Meeting.
Board Composition Following the Merger
Prior to the merger, legacy CONSOL’s Board consisted of five members. As discussed above, our current Board size and composition is based on the two-year post-merger transition requirement in our Bylaws. Pursuant to our Bylaws, there may not be any change in the size or composition of the Board, in each case, until January 14, 2027 for any reason without the affirmative vote of at least 75% of the total number of directors then in office.
Board Leadership Structure
In connection with Mr. Lang’s separation from service, the Board appointed Mr. Brock as Chief Executive Officer in addition to his service as Chair of the Board. The Board believes that this structure should continue. Because of Mr. Brock’s deep knowledge and experience with Core and its operations, having spent his entire career working for Core or its former parent, he has been and will continue to be a strong and effective bridge between management and the Board, as the Board oversees management of the Company and its strategic initiatives. Additionally, the Board believes that the continued service of Mr. Brock as Chief Executive Officer and the Chair of the Board is critical to define and execute upon the Company’s post-merger strategy. The Board believes that Mr. Brock’s service as Chief Executive Officer and Chair of the Board is well balanced and supported by a strong Lead Independent Director in Mr. Navarre and a board structure that is 83% independent. Mr. Navarre has an extensive understanding of the coal and energy industries and provides leadership to the Board in areas of operations, strategic planning, finance and accounting, senior management and marketing.
Our Corporate Governance Guidelines provide that the Board will determine, from time to time, whether to have a joint Chair and Chief Executive Officer or whether to separate these offices as part of the succession planning process when it elects a Chief Executive Officer or at other appropriate times. In the event that the Board decides to have our Chief Executive Officer also serve at any time as the Chair, our Corporate Governance Guidelines require that the Board also appoint, on an annual basis, a Lead Independent Director with specific responsibilities outlined in the Corporate Governance Guidelines and described below. This structure ensures independent Board oversight of management, including our Chief Executive Officer.
Lead Independent Director Duties
Our Corporate Governance Guidelines outline the Lead Independent Director’s duties and responsibilities to include:
•presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors;
•alongside the Chair, reviewing and approving the schedule of meetings, meeting agendas and meeting topics for Board meetings;
• the authority to direct the CEO or Corporate Secretary to call a special meeting of the independent directors;
•consulting directly with major stockholders, when requested and as appropriate; and
•performing other duties as delegated by the Board from time-to-time.

Determination of Director Independence
The New York Stock Exchange (“NYSE”) listing standards require a majority of our directors and each member of our Audit, Compensation and Nominating and Corporate Governance Committees to be independent. Our Board evaluated the relevant relationships between each director or director nominee (and his or her immediate family members and affiliates) and Core, and affirmatively determined that each of our directors, other than Mr. Brock (who is the Chief Executive Officer and Chair of Core), is “independent” under the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. Ms. Pan was independent during the time she served as a director in 2025. The Board also determined that each member of the Audit Committee meets the independence standards required for audit committee members under the NYSE listing standards and the SEC rules and considered the additional factors under the NYSE rules relating to members of the Compensation Committee before determining that each of them is independent.
Our independent directors regularly meet in executive sessions with no members of management present. Such executive sessions are presided over by our Chair, if independent, or Lead Independent Director of the Board.
Term Limits and Mandatory Retirement
Pursuant to our Corporate Governance Guidelines, the Board has not established term limits for directors. While term limits facilitate Board refreshment, they can also result in the loss of experience and expertise that is critical to the effective operation of the Board. Longer tenured directors can provide valuable insight into the Company and its operations. To ensure that the Board continues to evolve and benefit from fresh perspectives and ideas, the Nominating and Corporate Governance Committee evaluates qualifications and contributions of each incumbent director before recommending the nomination of such director for an additional term.
Additionally, pursuant to our Corporate Governance Guidelines, other than the directors that were appointed to the Board by either CONSOL or Arch upon the closing of the merger, each non-management director is required to tender his or her resignation for consideration by the Board at the annual meeting following such director’s 75th birthday.
Robust Strategy, Risk and Safety Oversight by the Board and Committees
Our Board and committees have implemented a robust framework to actively oversee the strategy and risks relating to the operation and management of a publicly traded coal company. In addition, our Board has a strong commitment to the safety of our workers and the environments in which we operate and has formed a separate Board-level committee to oversee these core Company values. See “Board’s Role in Risk Management” on page 19 for further information on the Board’s role in risk management.

Board Skills and Experience
The Nominating and Corporate Governance Committee seeks to cultivate a Board with the appropriate skill sets and a variety of experiences to discharge its responsibilities effectively. We believe that our Board should be conversant and equipped to tackle matters facing public company boards and to effectively oversee our business. As such, our slate of nominees possesses a unique background and, in the aggregate, provides a well-balanced array of experience, skills, and knowledge in our industry, leadership, public company experience, management, service, and public relations, making them well-seasoned members for our Board. The table below summarizes some of the key skills and experiences that we believe should be represented on the Board, as well as which of our director nominees possess each such skill.

Skills, Experience and Attributes	James A. Brock	Edward L. Doheny II	Ronald C. Keating	Holly Keller Koeppel	Patrick A. Kriegshauser	Richard A. Navarre	Valli Perera	Joseph P. Platt
Industry Experience	✓	✓	✓	✓	✓	✓		✓
Senior Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓
Financial Experience	✓	✓	✓	✓	✓	✓	✓	✓
Public Company Board Experience	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance Experience	✓	✓	✓	✓	✓	✓	✓	✓
Operations/Environmental, Health & Safety Experience	✓	✓	✓	✓	✓	✓		✓
Risk Management Experience	✓	✓	✓	✓	✓	✓	✓	✓
Sales and Marketing Experience	✓	✓	✓		✓	✓	✓	✓
Strategy/M&A Experience	✓	✓	✓	✓	✓	✓	✓	✓
Human Capital Management Experience	✓	✓	✓	✓	✓	✓	✓	✓
Legal/Regulatory/Public Policy Experience	✓			✓	✓	✓		✓
Cybersecurity/Data Privacy Experience				✓	✓		✓	✓
ESG & Climate Risks Experience	✓		✓	✓	✓	✓	✓	✓
Stockholder Advocacy Experience	✓	✓		✓	✓	✓		✓

Board’s Role in Risk Management
Among the Board’s most important functions is overseeing risk management. Our risk management framework fosters close interaction among the Board, its committees and our management team. The Company faces a variety of risks, including operational, financial, strategic, and reputational risks. The Board oversees the Company’s processes for assessing and managing these risks, through both the whole Board and its committees, while the management team is responsible for the day-to-day management of these risks.

THE BOARD
•Assesses major risks facing Core and reviews options for risk mitigation with the assistance of the various committees; and
•Monitors risks that have been delegated to a particular committee through reports provided by the respective committee chairs at each regularly scheduled Board meeting.

AUDIT COMMITTEE

•Assists the Board in its general oversight of, among other things, Core’s policies related to risk assessment and risk management;
•Reviews and assesses the integrity of our financial statements and public reporting, as well as compliance with legal and regulatory requirements;
•Provides oversight for all matters related to cybersecurity, including the security of and risks related to the Company’s critical systems and information; and
•Reviews the performance and independence of our independent auditors and the performance of our internal audit function.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

•Oversees review of material governance-related risks of Core;
•Addresses governance associated with our Board structure by reviewing, among other matters, how the Board and the committees of the Board function; and
•Ensures that our Board is composed of capable individuals who provide appropriate oversight and insight to our executive management team.

HEALTH, SAFETY AND ENVIRONMENTAL COMMITTEE

•Oversees Core’s monitoring and enforcement of its policies to protect the health and safety of employees, contractors, customers, the public and the environment, and reviews with management the quality of procedures for identifying, assessing, monitoring and managing the principal risks in Core’s businesses associated with health, safety, protection of the environment and security matters; and
•Reviews material compliance issues with health, safety and environmental laws, and material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety, environmental or security matters and management’s response to the foregoing.

COMPENSATION COMMITTEE

•Reviews and monitors our succession planning; and
•Oversees risk assessment in connection with our compensation programs, including assessing whether our compensation policies and practices may incentivize excessive risk-taking.

MANAGEMENT
•Responsible for the management and assessment of risk at Core and its subsidiaries; and
•Identifies, communicates and discusses the risks affecting Core, its subsidiaries and its business through regular presentations to the Board and appropriate committees (as determined by the subject matter of the particular risk).

Membership and Meetings of the Board of Directors and its Committees
In 2025, all incumbent directors attended 100% of the meetings held by our Board and by all Board committees on which he or she served, and in each case, during the periods that he or she served.
Our current committee membership and the number of meetings held during 2025 by each committee are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety and Environmental Committee
James A. Brock	Chair
Holly Keller Koeppel	●			●	Chair
Patrick A. Kriegshauser	●	Chair			●
Richard A. Navarre	●		●	Chair
Valli Perera	●	●		●
Joseph P. Platt	●	●	Chair
No. of 2025 Meetings	9	5	6	5	5

Committees of the Board of Directors
Our Board has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Health, Safety and Environmental. Currently, all of our directors, other than Mr. Brock, are independent, and all four of our standing committees consist exclusively of independent directors under the current listing standards of the NYSE and other applicable regulatory requirements, as described under “Determination of Director Independence.”
Our committees regularly make recommendations and report on their activities to the entire Board. Our Board, considering the recommendations of our Nominating and Corporate Governance Committee, reviews committee membership at least annually. The responsibilities of each of the four committees are summarized below.
Audit Committee

Three Independent Director Members: Mr. Kriegshauser Ms. Perera Mr. Platt
•Assists our Board in its oversight of, among other things, the integrity of Core’s financial statements, Core’s compliance with legal and regulatory requirements, Core’s risk management policies and practices, and Core’s information technology security and risks;
•Oversees the appointment, compensation, and retention of Core’s independent auditor, and oversees the work done by Core’s independent auditor and any other registered public accounting firm hired to perform audit-related functions;
•Reviews and discusses with Core’s management and its independent auditor annual and quarterly financial statements, including those disclosures that appear under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Core’s Form 10-Ks and Form 10-Qs;
•Provides general oversight over the accounting principles employed in Core’s financial reporting and the effectiveness of Core’s internal controls over financial reporting;
•Prepares any required Audit Committee Report;
•Oversees Core’s policies and procedures for related person transactions and reviews, approves, and monitors any such related person transactions;
•Provides general oversight for all matters related to cybersecurity; and
•Oversees Core’s internal audit function.

No member of our Audit Committee is permitted to simultaneously serve on the audit committee of more than three public companies, including Core, unless our Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee and discloses such determination in accordance with the requirements of the NYSE.
Our Board has determined that all members of the Audit Committee as listed above are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. The Board also determined that each of Mr. Kriegshauser, Ms. Perera and Mr. Platt is an “audit committee financial expert.” A copy of the Audit Committee’s report for the 2025 fiscal year is included in this Proxy Statement.

Compensation Committee

Two Independent Director Members: Mr. Navarre Mr. Platt
•Reviews Core’s compensation philosophies, policies, plans and programs, consistent with Core’s objectives and stockholder interests, for our non-employee directors and executive officers;
•Reviews executive officer compensation against peer group benchmark data and recommends compensation levels for executive officers;
•Reviews the performance of our executive officers and recommends incentive compensation;
•Reviews and discusses with management the Compensation Discussion and Analysis required to be included in our proxy statement;
•Prepares the Compensation Committee Report for inclusion in the Company’s annual proxy statement;
•Oversees Core’s policies on structuring compensation programs for executive officers;
•Reviews and monitors our management development and succession plans and activities;
•Engages and oversees the outside compensation consultant;
•Reviews and oversees the risk assessment related to Core’s compensation programs; and
•Oversees compliance with, and recommends changes to, the Core Clawback Policy and Core’s stock ownership guidelines.

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to Core’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of the Core Natural Resources, Inc. Equity Plan, as may be amended from time to time (the “Omnibus Incentive Plan”) also permit our Compensation Committee to delegate any power and authority granted to it by the Board under the Omnibus Incentive Plan to our officers.
Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.
For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see the “Compensation Discussion and Analysis” section beginning on page 33.
Nominating and Corporate Governance Committee

Three Independent Director Members: Ms. Koeppel Mr. Navarre Ms. Perera
Subject to the two-year merger transition provisions in the Bylaws:
•Identifies qualified individuals for nomination, election or appointment to the Board;
•Reviews and recommends changes to the structure and composition of Board committees;
•Oversees and assesses Core’s corporate governance system, including the responsibilities of Board members and committees, and related policies and procedures;
•Oversees annual evaluation of the Board and its committees;
•Recommends each director nominee to our Board for nomination for election at the annual meetings, taking into account candidates whose names are submitted by stockholders; and
•Periodically reviews Core’s Corporate Governance Guidelines.

Director Nomination Process. Subject to the two-year merger transition provisions in the Bylaws, the Nominating and Corporate Governance Committee annually reviews and assesses the Board’s membership needs, with the assistance of a consultant when appropriate. When assessing Board composition or identifying suitable candidates for appointment or re-election to the Board, the Nominating and Corporate Governance Committee will consider candidates based on the needs of the Board at the time, having due regard to the benefits of having a broad range of skillsets and backgrounds. The Nominating and Corporate Governance Committee seeks to maintain a Board that is comprised of individuals who possess the following skills, experience and/or attributes:

•general industry knowledge; •accounting and finance; •ability to make sound business decisions; •management; •leadership; •knowledge of international markets; •business strategy; •crisis management;
•information technology and cybersecurity;
•innovation;
•environmental, social and corporate governance concerns;
•operations, health and safety;
•prior board experience;
•government relations;
•geographic and other background; and
•risk management.

    The Nominating and Corporate Governance Committee seeks to identify director candidates with leadership experience in positions with a high degree of responsibility. Director nominees are expected to be selected based upon contributions that they can make to Core.
Stockholder recommendations may be submitted and considered pursuant to the requirements satisfied as set forth in Core’s Bylaws. Director candidates recommended by stockholders will be evaluated by the Nominating and Corporate Governance Committee using the same criteria as candidates identified by the Board or the Nominating and Corporate Governance Committee for consideration. Stockholders may submit names of director candidates to Corporate Secretary, Core Natural Resources, Inc., 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317. See “Additional Matters” on page 70 for more information on making director nominations.
Board Make-Up. We believe in having a wide array of experiences, backgrounds, and perspectives in the make-up of our organization and value the benefits that inclusive insights can bring to our Board and to the Company. For the purposes of Board composition, we look to the factors outlined above which include, but are not limited to, professional experience, geographic origin, age, and other backgrounds. Board variety in thought, creativity and mindset promotes the inclusion of different perspectives and ideas and ensures that the Company has the opportunity to benefit from all available talent.
Core seeks to maintain a Board comprised of talented and dedicated directors with a wide mix of expertise, experience, skills and background. The skills and backgrounds collectively represented on the Board should reflect the full nature of the business environment in which Core operates. Core will periodically assess the composition of the Board in light of the needs of the Board at the time, including the extent to which the current composition of the Board reflects a mix of expertise, experience, skills and backgrounds.
Process for Board Assessment and Future Candidates. Set forth below is a summary of the process the Nominating and Corporate Governance Committee and Board intend to use in reviewing Board needs and future candidates.

Health, Safety and Environmental Committee

Two Independent Director Members: Ms. Koeppel Mr. Kriegshauser
•     Oversees Core’s monitoring and enforcement of its policies to protect the health and safety of employees, contractors, customers, the public and the environment;
•     Reviews Core’s strategy, including objectives and policies, relative to the protection, safety and health of employees, contractors, customers, the public and the environment;
•     Reviews material compliance issues or pending or threatened proceedings regarding health, safety or environmental matters, and management’s response to the same;
•     Reviews any significant health, safety and environmental public policy and legislative, political and social issues and trends, including but not limited to environmental, social and governance initiatives;
•     Assists management in the formulation and oversight of policies and practices related to sustainability; and
•     Reviews Core’s policies and procedures relative to potential employee strikes and/or terrorist activity and the protection of Core’s assets against damage, destruction and/or theft.

We provide transparency into our operations through the regular publishing of corporate sustainability reports. We expect to publish our inaugural 2025 Corporate Sustainability Report in the second quarter of 2026.
Corporate Governance Web Page and Available Documents
We maintain a corporate governance page on our website at www.corenaturalresources.com. The following documents are currently included on the corporate documents page of our website:
•Corporate Governance Guidelines;
•Code of Business Conduct and Ethics (which applies to all employees, officers, and directors of the Company); and
•Charters of the Audit, Nominating and Corporate Governance, Compensation, and Health, Safety and Environmental Committees.
These documents address important principles and corporate governance processes and are reviewed annually and revised as necessary or appropriate in response to changing regulatory requirements, evolving best practices, and other considerations.
Ethics and Compliance Program
We believe strongly in, and provide annual training and awareness surrounding, our Code of Business Conduct and Ethics and the Core Ethics Compliance Hotline. It is our policy to comply with all applicable laws and adhere to the highest level of ethical conduct, including anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act (the “FCPA”) and similar laws in other jurisdictions. In that regard, we have adopted a Foreign Corrupt Practices Act Policy to enhance compliance with the FCPA. The FCPA Policy provides for training and, if deemed appropriate, compliance certification for any employees, directors or officers to whom FCPA applies. It is important that all of our business activities reflect our commitment to the highest standards of integrity and accountability.
Communication with the Board of Directors
Stockholders and other interested persons who wish to communicate with the Board, the Lead Independent Director or the Independent Directors as a group, may do so by writing to the Board, to the attention of Corporate Secretary, Core Natural Resources, Inc., 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317, or by sending an e-mail to directors@coreresources.com. The Corporate Secretary will provide such communications to the Board as deemed appropriate.

Director Compensation
Our director compensation program is designed to compensate our non-employee directors for the amount of work required for a company of our size and scope, and to align the interests of our non-employee directors with the long-term interests of our stockholders and other stakeholders.
During 2025, following the completion of the merger, the Compensation Committee of the Board reviewed with its independent compensation consultant the director compensation programs of legacy CONSOL and Arch as well as general market practices and made certain adjustments to the compensation program to better align the program with broadly observed market practices and the practices between legacy CONSOL and Arch. The Compensation Committee approved an annual equity award for each non-employee director in the form of RSUs valued at $150,000 (other than the lead independent director whose RSUs were valued at $205,000) using the 20-trading day volume-weighted average stock price (“VWAP”) of the Company’s common stock through the grant date (February 18, 2025), resulting in an annual award of 1,680 RSUs for our directors (or 2,290 RSUs for our lead director). The annual award vests on the first anniversary of the grant date; subject to accelerated vesting (i) on a pro-rata basis upon termination other than for cause or any resignation by the director; (ii) in full upon termination due to death or disability, in connection with a change in control where awards are not assumed, or upon termination for any reason following a change in control where awards are assumed. In addition, the Compensation Committee, in consultation with its independent compensation consultant, approved annual cash retainers for non-employee directors’ services on our Board and Committees.
Director Pay Structure - Annual Retainers

Position	Annual Cash Retainer	Annual Equity Grant
All Directors (base retainer)	$140,000	$150,000
Additional Compensation for Services as:
Lead Director	$55,000	$55,000
Audit Committee Chair	$30,000
Compensation Committee Chair	$20,000
HSE Committee Chair	$15,000
NGC Committee Chair	$15,000
Audit Committee Member	$10,000
Compensation Committee Member	$10,000
NGC Committee Member	$10,000
In addition, in recognition of each non-employee directors’ efforts and significant extra time expended in connection with the successful consummation of the merger, to promote retention of the directors and encourage an ownership mentality which further aligns the directors’ interests with stockholders, the non-employee directors were granted a one-time start-up grant equal to the value of such non-employee director’s annual equity grant target for 2025 using the 20-trading day VWAP of the Company’s common stock through the grant date (February 18, 2025) resulting in an award of 1,680 RSUs for each non-employee director (or 2,290 RSUs for our lead director). The RSU awards vest on the first anniversary of the grant date, subject to accelerated vesting as described above.

Director Compensation Table - 2025
The following table sets forth the 2025 compensation for each non-employee director:

Name(1)	Fees Earned or Paid in Cash(4)	Stock Awards(5), (6)	All Other Compensation(7)	Total
Holly Keller Koeppel	$156,552	$300,000	$288,430	$744,982
Patrick A. Kriegshauser	$170,000	$300,000	$350,155	$820,155
John T. Mills(2)	$—	$52,028	$68,333	$120,361
Richard A. Navarre	$220,000	$410,000	$377,977	$1,007,977
Cassandra Pan(3)	$82,500	$352,028	$55,000	$489,528
Valli Perera	$160,000	$352,028	$55,000	$567,028
Joseph P. Platt	$170,000	$352,028	$53,333	$575,361
(1)While Mr. Brock, our Chief Executive Officer and Chair and Mr. Lang, our former Chief Executive Officer, during 2025, are/were members of our Board, their names do not appear in this table and their compensation for their services as executive officers in 2025 is reported in the Summary Compensation Table and equity tables that follow. In 2025, they did not receive any additional compensation in connection with their service on our Board.
(2)Mr. Mills resigned from the Board effective as of the merger.
(3)Reflects compensation for Ms. Pan until her passing on June 16, 2025.
(4)Amounts shown in this column represent the cash retainer paid to each of our non-employee directors (including additional Committee Chair, Lead Independent Director and committee member retainers, as applicable) during 2025.
(5)Amounts shown in this column include the value of (i) the 2025 annual restricted stock unit (“RSU”) award made to each of our non-employee directors and (ii) the start-up RSU award made to each of our non-employee directors, each on February 18, 2025, which vest on February 18, 2026, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value is computed based upon the closing price per share of our common stock on the date of the grant. For legacy CONSOL directors, this column also includes the incremental fair value, computed as of the merger date in accordance with FASB ASC Topic 718, of legacy CONSOL RSU awards whose vesting was accelerated in connection with the merger, valued at $52,028 each for Messrs. Mills and Platt and Mses. Pan and Perera. The assumptions used in determining the grant date fair value of the stock awards are set forth in Notes 1 and 18 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(6)The outstanding equity awards held by our non-employee directors on December 31, 2025, are set forth below. Each unvested, outstanding equity award at the time of the merger vested in full as of the effective time of the merger.

Name	No. of Shares or Units of Stock That Have not Vested
Holly Keller Koeppel	3,360
Patrick A. Kriegshauser	3,360
Richard A. Navarre	4,580
Valli Perera	3,360
Joseph P. Platt	3,360
(7)     Amounts in this column reflect cash amounts paid to the directors in connection with the merger. The amounts paid to Mr. Mills, Ms. Pan, Ms. Perera and Mr. Platt (the legacy CONSOL directors) were for services related to the closing of the merger. The amounts paid to Ms. Koeppel, Mr. Kriegshauser and Mr. Navarre (the legacy Arch directors) were reimbursement for tax liability resulting from settlement of RSU awards upon closing of the merger as compared to the legacy Arch employees who net settled their RSU awards to cover taxes incurred on the day of the merger closing.
Stock Ownership Guidelines
In February 2025, we adopted updated stock ownership guidelines to align the interest of our non-employee directors with those of our stockholders. The guidelines require each of our non-employee directors to hold Core common stock with a value equal to five times their annual cash retainer (without regard to committee fees) calculated using the 20-trading day VWAP of our common stock on a particular date. Each director has five years from the date of his or her first equity award to reach the specified level of ownership. Shares counted toward the requirement include shares owned outright by the director, shares beneficially owned, including through a qualifying trust, by the director or a spouse or minor children, and unvested time-based restricted stock units. As of March 1, 2026, all of our directors were in compliance with our stock ownership guidelines or were within the five-year transition period.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Core’s independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm for Core for the fiscal year ending December 31, 2026. The Board now recommends that Core’s stockholders ratify this appointment.
Neither Core’s governing documents nor applicable law requires stockholder ratification of the appointment of E&Y as the Company’s independent registered public accounting firm. However, the Board is submitting the appointment of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Core and its stockholders.
Representatives of E&Y are expected to be present at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

AUDIT COMMITTEE AND AUDIT FEES
Audit Committee Report
The Audit Committee reviewed and discussed with management and Ernst & Young LLP (“E&Y”), Core’s independent registered public accounting firm, the audited financial statements of Core for the fiscal year ended December 31, 2025 (the “Audited Financial Statements”). In addition, the Audit Committee discussed with E&Y the matters required to be discussed under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (Auditing Standard No. 1301—Communications with Audit Committees) and the SEC relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the registered public accounting firm’s activities or access to requested information and any significant disagreements with management.
The Audit Committee also received the written disclosures and letter from E&Y regarding E&Y’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the independent registered public accounting firm that firm’s independence from Core and its subsidiaries.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in Core’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

    Members of the Audit Committee:

Patrick A. Kriegshauser, Chair
Valli Perera
Joseph P. Platt

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Core under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Core specifically incorporates the Audit Committee Report by reference therein.

Independent Registered Public Accounting Firm
The following table presents fees accrued by or paid to E&Y for the years ended December 31, 2025 and December 31, 2024:

	2025 (E&Y Fees)	2024 (E&Y Fees)
Audit Fees(1)	$4,076,755	$2,200,000
Audit-Related Fees(2)	$70,000	$—
Tax Fees(3)	$—	$—
All Other Fees	$—	$—

Total	$4,146,755	$2,200,000
(1)     Audit fees include fees for professional services rendered by E&Y for the audits of Core’s annual consolidated financial statements and internal control over financial reporting, including additional audit procedures in 2025 as a result of the merger, review procedures on the consolidated financial statements included in Core’s Quarterly Reports on Form 10-Q, as well as the statutory audits of our international subsidiaries, and other services related to SEC filings.
(2)    In 2025, audit-related fees were paid for assurance and related services not reported under audit fees above. There were no fees incurred for audit-related services in 2024.
(3)    Tax fees consist of amounts billed for tax compliance matters, tax research assistance, and routine on-call advice. No tax fees were incurred in 2025 and 2024.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has adopted an audit and non-audit services pre-approval policy that requires the Audit Committee to pre-approve services to be provided by the Company’s independent registered public accounting firm. The Audit Committee considers whether services to be provided by the independent registered public accounting firm are prohibited by the SEC’s rules on auditor independence and whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The Audit Committee has delegated to the Chair of the Audit Committee pre-approval authority between committee meetings, and the Chair then reports any pre-approval decisions to the committee at the next regularly scheduled committee meeting. Our Audit Committee has pre-approved all services performed and to be performed by the Company’s independent registered public accounting firm.

PROPOSAL NO. 3 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Core is required to provide its stockholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executive officers. Accordingly, we ask our stockholders to vote, on an advisory basis, “FOR” the compensation paid to our named executive officers in 2025 as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to Core’s named executive officers, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis” compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”
As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:
•links a significant portion of total compensation to performance, emphasizing variable incentive-based pay over fixed-pay, which we believe will create long-term stockholder value;
•includes short-term compensation that promotes focus on financial and operational objectives, acknowledging the differences between the legacy thermal and metallurgical coal markets:
•includes long-term compensation, which is delivered in equity, including a significant portion based on performance, encouraging our NEOs to act as owners of Core;
•is tied to overall corporate performance and financial and operational goals (annual and long-term) such that our executives are paid for performance;
•enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;
•discourages unnecessary and excessive risk-taking; and
•provides a competitive total pay opportunity.
The Compensation Committee reviews the compensation programs for our executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read the “Compensation Discussion and Analysis” beginning on page 33 and the tabular compensation disclosures and accompanying narrative discussion beginning on page 38. The Compensation Discussion and Analysis discusses our executive compensation philosophy, programs and objectives, while the tabular compensation disclosures and accompanying narrative discussion provide detailed information on the compensation of our NEOs.
We are asking our stockholders to indicate their support for the compensation paid to our NEOs in 2025 as described in this Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and other related compensation disclosures required by Regulation S-K Item 402 and contained herein). This proposal is intended to give our stockholders the opportunity to express their views on the compensation paid to our NEOs in 2025. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our NEOs, and the philosophy, policies and practices described in this Proxy Statement.
As an advisory vote, your vote will not be binding on Core, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which are responsible for designing and administering Core’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our NEOs in 2025, we will consider our stockholders’ concerns, if any, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
We elected to hold annual advisory votes on compensation paid to our NEOs following a 2024 advisory vote by our stockholders on the frequency of advisory votes on compensation. The next such advisory vote to approve NEO compensation is expected to occur at the 2027 annual meeting of stockholders. We are required to hold the next stockholder advisory vote on the frequency of advisory votes on compensation at the Annual Meeting of stockholders in 2030.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN 2025, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

EXECUTIVE OFFICERS
Following the consummation of the merger, Robert J. Braithwaite, Jr., James A. Brock, Paul A. Lang, Rosemary L. Klein, Kurt R. Salvatori, George J. Schuller, Jr., Deck S. Slone and Mitesh B. Thakkar were appointed as executive officers of the Company in accordance with the merger agreement. Each officer is appointed by the Board and holds office for the term set forth in the officer’s written employment agreement or until the officer’s successor has been elected and qualified, or until such officer’s earlier death, resignation or removal.
As discussed above, our Bylaws contain provisions that limit our ability to change our governance structure for a two-year period following the effective time of the merger as we continue our transition journey to combine the legacy companies. In accordance with such provisions, Mr. Lang separated from service with the Company on October 6, 2025, and Mr. Brock was appointed the Chief Executive Officer on the same date.

Name	Age	Executive Since	Position

Robert J. Braithwaite, Jr.	43	2025	Senior Vice President, Marketing & Sales
James A. Brock	69	2017	Chief Executive Officer and Chair
Rosemary L. Klein	59	2025	Senior Vice President, Chief Legal Officer & Corporate Secretary
Kurt R. Salvatori	56	2017	Senior Vice President, Chief Administrative Officer
George J. Schuller, Jr.	62	2025	Senior Vice President, Chief Operating Officer
Deck S. Slone	62	2025	Senior Vice President, Chief External and Government Affairs Officer
Mitesh B. Thakkar	47	2020	President and Chief Financial Officer

Robert J. Braithwaite, Jr.
Mr. Braithwaite has served as our Senior Vice President, Marketing & Sales since the merger and is responsible for the overall marketing strategy, objectives, and plans for Core’s coal products. With 20 years of industry experience, Mr. Braithwaite joined CONSOL in 2005 and held various senior roles in sales and marketing throughout his career. He has a proven record in building strong relationships with customers and generating new business opportunities.
Mr. Braithwaite has served on numerous boards, including the American Coal Council, The Coal Institute, and the National Coal Transportation Association. He received a Bachelor of Science degree in Business Administration with a concentration in Finance from Robert Morris University.

James A. Brock	See Biographies of Directors Nominees above.

Rosemary L. Klein
Ms. Klein has served as our Senior Vice President, Chief Legal Officer & Corporate Secretary since the merger. Prior to such role, Ms. Klein served as Arch’s Senior Vice President - Law, General Counsel and Secretary from October 2020 until the merger and previously served as special counsel in Arch’s legal department from 2015 to October 2020.
An experienced attorney and executive with a background in leading legal and corporate governance functions, as well as other areas including environmental, health and safety, public relations/communications and governmental affairs, Ms. Klein served as Senior Vice President, General Counsel and Corporate Secretary at Solutia Inc. (a chemical manufacturer) and Spartech Corporation (a producer of extruded thermoplastic sheet and roll stock, polymetric compounds and plastic products) prior to joining Arch.
Ms. Klein has served on the Forsyth School Board of Directors and its Executive and Finance Committees, and the Circus Flora Board of Directors and its Finance Committee. She earned a Juris Doctor from Washington University in St. Louis, and a Bachelor of Science degree in Accounting from the University of Illinois. She is also a certified public accountant.

Kurt R. Salvatori
Mr. Salvatori has served as our Chief Administrative Officer since July 2017. In connection with the merger, Mr. Salvatori’s title was changed to “Senior Vice President, Chief Administrative Officer.” In his role, Mr. Salvatori is responsible for the Company’s human resources talent management strategy and functions, which include diversity and inclusion, talent acquisition, leadership and organizational development, compensation, benefits, and employee communications. Additionally, Mr. Salvatori is responsible for the Company’s information technology (IT) and cybersecurity functions, including all IT infrastructure and software applications. Since joining the Company in 1992, Mr. Salvatori has held various senior positions. He has led teams in Human Resources, Benefits, Retirement & Investment, Information Technology, Cybersecurity, Government Affairs, Public Relations & Communications and Terminal Operations.
Mr. Salvatori has served on a variety of corporate and nonprofit boards of directors, including the Monongahela Health System, the Washington County Community Foundation until August 1, 2025, the Core Natural Resources, Inc.’s political action committee, Core PAC, and the Core Cares Foundation. He received a Bachelor of Science degree in Finance from Penn State University.

George J. Schuller, Jr.
Mr. Schuller has served as our Senior Vice President, Chief Operating Officer since the merger. Prior to this, Mr. Schuller served as Arch’s Senior Vice President and Chief Operating Officer from March 2024 until the merger.
Mr. Schuller’s experience in the global mining industry spans more than 30 years. Before joining Arch in 2024, Mr. Schuller served as Chief Operations Officer of Compass Minerals, Inc., a publicly-held global provider of essential minerals for consumer, industrial and agricultural uses from 2019 to March 2024. Prior to joining Compass Minerals, Mr. Schuller held a range of high-ranking operational roles at Peabody Energy, Inc. (a coal producer), including President, Australia; Chief Operating Officer, Australia; Group Executive Operations, Australia; and Group Executive, Powder River Basin and the Southwest.
Mr. Schuller served as chair of Coal21, an Australia-wide body on advanced clean coal use and has served on the Boards of the Minerals Council of Australia, the Queensland Resource Council, the Australian Coal Association, and the Australian Coal Association Low-Emission Technology Initiative.
In addition, Mr. Schuller has served as president of the National Mine Rescue Association and as vice president of the Holmes Safety Association. He earned a bachelor’s degree in mining engineering from West Virginia University, a Master of Business Administration degree from the University of Charleston and holds an honorary doctorate degree in engineering from West Virginia University.

Deck S. Slone
Mr. Slone has served as our Senior Vice President, Chief External and Government Affairs Officer since March 6, 2026. Prior to that time, Mr. Slone served as Senior Vice President, Strategy and Public Policy, with responsibility for strategy formation and global market analysis, business development, federal and state government affairs, and investor relations.
Mr. Slone started his career at Ashland Inc. (a global additive and specialty ingredients company) and joined Arch Resources in 1997, serving as a member of the senior officer team beginning in 2001 in various roles including: Senior Vice President-Strategy and Public Policy (from June 2012 until the merger); Vice President-Government, Investor and Public Affairs (from 2008 to June 2012); and Vice President-Investor Relations and Public Affairs (from 2001 to 2008).
Mr. Slone is a past chair of the National Coal Council, the Carbon Utilization Research Council and the National Mining Association’s Energy Policy Task Force. He has served on the steering committee of the Consortium for Clean Coal Utilization and on the advisory committee of the McDonnell International Scholars Academy, both at Washington University in St. Louis. He is a former member of the executive committee of the World Coal Association and a past co-chair of both the policy and communications committees at the American Coalition for Clean Coal Electricity. He received a Bachelor of Arts degree from Vanderbilt University and a Master of Business Administration degree from Washington University in St. Louis.

Mitesh B. Thakkar
Mr. Thakkar has served as our President since January 19, 2023 and as our Chief Financial Officer since June 2020. In this role, Mr. Thakkar oversees the Finance, Marketing, Logistics, Supply Chain and Core Innovations functions of the company. He sets the overall strategy for the financial management of the Company including capital allocation, balance sheet management, budgeting and long-term planning. Mr. Thakkar also manages the overall revenue management and logistics functions for the broad portfolio of products and assets that Core controls including its port assets. Mr. Thakkar also oversees the innovations and new technologies arm, Core Innovations, which invests in battery technologies, rare earth and critical minerals and applications for alternative uses of coal.
Mr. Thakkar has held senior leadership roles for the Company and CONSOL Coal Resources LP throughout his tenure, including Chief Financial Officer of the Company, a position he has held since 2020. Previously, he served as director of finance and investor relations for both CONSOL and CONSOL Coal Resources LP.
Prior to joining the Company in 2015, he held various roles in the equity research department of FBR Capital Markets (now part of B. Riley FBR, Inc.), where he specialized in providing investment insights into companies involved in mining coal, copper, iron ore, uranium, and other base metals as well as energy producers. Prior to that, Mr. Thakkar held various roles at India’s Reliance Group, where he managed project planning and controls for various petrochemical and telecom-related projects.
Mr. Thakkar received a Bachelor of Engineering (Mechanical) degree from the Maharaja Sayajirao University of Baroda and a Master of Business Administration degree from Texas A&M University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Core’s Transformation and Required Two-Year Transition in 2025 and 2026
As discussed above, our Bylaws contain leadership requirements for a two-year period following the merger, established to provide a management team that represents both legacy companies during the post-merger transition. During this two-year transition period, James A. Brock was to serve as the Executive Chair of the Board and Paul A. Lang was to serve as the Chief Executive Officer. In accordance with our Bylaws, on October 6, 2025, Mr. Lang was terminated without cause and resigned as a member of the Board and transitioned to a consultant role through December 31, 2025. In connection with the separation of Mr. Lang, the Board appointed Mr. Brock to serve as Chief Executive Officer in addition to his service as Chair of the Board.
The merger agreement also required that the directors and employees of both legacy companies were treated equally in how the merger impacted their unvested legacy equity awards. This meant that all unvested equity awards from both legacy companies were accelerated and paid out in full in January 2025 as part of the merger, resulting in an unusual spike in disclosed pay due to the payments that would have normally vested in the following years. In addition, the merger agreement required that both Messrs. Brock and Lang amend their existing, legacy employment agreements to provide that any change in their respective duties upon completion of the merger would not constitute “Good Reason” for purposes of their employment agreements. Although the merger agreement was executed in August 2024, given that the merger was consummated in January 2025, these one-time, unique merger related actions appear as 2025 compensation reported in this proxy statement.
This Compensation Discussion and Analysis (“CD&A”) discusses the compensation decisions made for the fiscal year 2025 with respect to our named executive officers (“NEOs”) listed below, including in connection with the merger and the transition. Mr. Lang separated from service with the Company effective October 6, 2025.
Our Named Executive Officers in 2025 (NEOs)

Name	Title
James A. Brock	Chief Executive Officer & Chair
Mitesh B. Thakkar	President and Chief Financial Officer
Rosemary L. Klein	Senior Vice President, Chief Legal Officer and Corporate Secretary
George J. Schuller Jr.	Senior Vice President, Chief Operating Officer
Deck S. Slone	Senior Vice President, Chief External and Government Affairs Officer
Paul A. Lang	Former Chief Executive Officer
Overview of the 2025 Compensation Transition
In 2025, as the management team focused on the critical transition of the operations and capturing synergies, Core’s board and management team also focused on transitioning and combining key executives and employees from each legacy company into a single, unified team to best position Core as a new, combined company. A critical piece of transitioning key executives and employees includes adopting a new compensation philosophy and program with the right elements of compensation and the right balance of new employment-related agreements to ensure a smooth transition during the initial two-year period in which Core is bound by the merger governance provisions and after to give Core the ability to retain and reward these key employees to commit to staying with the newly combined company. To address this critical issue, Core’s new Compensation Committee approved a comprehensive new compensation philosophy and compensation plan in February 2025.
As the new Compensation Committee engaged in these important decisions and considerations with respect to executive compensation for the newly combined company, it reviewed the current compensation philosophy in light of general compensation best practices and the industry (and the differences between the legacy thermal and metallurgical coal markets) in which Core operates as well as the size and scale of the combined company following the merger. Additionally, the Compensation Committee, in consultation with its independent compensation consultant, reviewed the legacy compensation programs of both CONSOL and Arch as well as market data and the requirements under our Bylaws related to our governance structure as well as the requirement that the total compensation opportunity for each executive officer prior to the merger not be reduced, to develop a new compensation program that is competitively designed to attract and retain high quality executives.

The following is a discussion and analysis of the decisions of the Compensation Committee for 2025:
•Highlights of February 2025 include the decisions to appoint Mercer to serve as the independent compensation consultant for the committee, to adopt a new compensation philosophy and to establish a new peer group;
•Details of the design and adoption of a new compensation program for Core as a newly combined company;
•Discussion and analysis of the elements of the 2025 compensation program with details and amounts with respect to each element of targeted compensation for our NEOs;
•Decisions and actions to determine the compensation paid by Core to its NEOs for their performance in 2025; and
•Other important elements and policies that are relevant to the compensation awarded and paid to our NEOs for 2025.
February 2025: Core Compensation Committee Appoints Mercer as Independent Compensation Consultant and Adopts a New Compensation Philosophy
The initial decisions by the Compensation Committee in February 2025 were the appointment of Mercer as the committee’s independent compensation consultant and the adoption of a new compensation philosophy for Core that, in the aggregate, targets an executive’s total compensation at market competitive levels to attract and retain key talent necessary for us to compete, promote a pay-for-performance culture, incentivize our NEOs to achieve desired financial and operating results, and create a balanced compensation program that aligns risk-taking with the sustainability and both the short-term and long-term financial health of our Company.
The new compensation philosophy is founded on the following guiding principles:
•An executive’s total compensation is targeted at market competitive levels;
•Base pay should target the 50th percentile of the market, providing a regular source of income at market-based competitive levels;
•Short-term incentives should be targeted at the 50th percentile of the market, with performance goals that focus NEOs on achieving key annual financial, production, and operating goals and objectives based on budgeted expectations for the year; and
•Long-term incentives should be targeted at the 50th percentile of the market and be comprised of grants of time-based restricted stock units and performance based restricted stock units, which will vest to the extent that specified long-term financial and shareholder return performance objectives are met.
Our compensation philosophy also reflects our commitment to enhancing management retention and leadership stability in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions, as described beginning on page 40 relating to our long-term compensation programs.
February 2025 – Core’s Compensation Committee Approves a New Peer Group for Core
As part of the Compensation Committee’s approval of the new compensation program for Core in February 2025, a key decision was to establish a new peer group that is appropriate for Core.
The Compensation Committee, in consultation with its independent compensation consultant, reviewed the compensation peer groups of legacy CONSOL and Arch to determine a combined peer group that would ensure continued validity for executive compensation purposes post-merger. The Compensation Committee also took into consideration the broader marketplace to identify appropriate additions from relevant and adjacent industries, based on the following criteria:
•Publicly traded companies with revenues equal to 0.5 times to four times the revenues of Core.
•Potential competitors for business, talent and investment.
•A mix of relevant and/or adjacent industries/sectors given Core’s operating model characteristics.
As a result of this review and in consideration of the characteristics of the combined company following the merger, the following changes were made to the executive compensation peer groups of both companies for 2025, aligning Core around the 50th percentile for the key financial metrics of revenue, EBITDA, market capitalization and enterprise value:

Additions:	Removals:
✓ Commercial Metals Company	XCompass Minerals International, Inc.
✓ CVR Energy, Inc.	XDenbury Inc.
✓ Martin Marietta Materials, Inc.	XHallador Energy Company
✓ Ryerson Holding Corporation	XLouisiana-Pacific Corporation
✓ Vulcan Materials Company	XNACCO Industries, Inc.
XNatural Resources Partners L.P.
XRadius Recycling, Inc.
XSummit Materials, Inc.
XSunCoke Energy, Inc.
With these changes, the peer group for the purposes of setting 2025 executive compensation levels was as follows:

Alliance Resource Partners, L.P.	Expand Energy Corporation
Alpha Metallurgical Resources, Inc.	Martin Marietta Materials, Inc.
ATI Inc.	Peabody Energy Corporation
Carpenter Technology Corporation	Ramaco Resources, Inc.
Cleveland-Cliffs Inc.	Ryerson Holding Corporation
Commercial Metals Company	Vulcan Materials Company
CVR Energy, Inc.	Warrior Met Coal, Inc.
Diamondback Energy, Inc.	Worthington Steel, Inc.
February 2025 – Core’s Compensation Committee Designs and Adopts a New Compensation Program
In February 2025, the new Compensation Committee engaged in important decisions and considerations with respect to the design and approval of a new executive compensation program for the newly combined company in consultation with Mercer after reviewing the legacy compensation programs of both CONSOL and Arch, as well as relevant market data, to develop a new compensation program that is competitively designed to attract and retain high quality executives. The Compensation Committee also took into account that the merger agreement accelerated the vesting of all pre-merger equity awards for legacy CONSOL and Arch executives and the related impact that the acceleration of these awards had and could have on Core’s ability to retain and incentivize its executives following the merger.
This section highlights key aspects of our 2025 compensation considerations and decisions made by the Compensation Committee based on these factors and after consultation with its independent compensation consultant:
•The Compensation Committee incorporated performance measures for the long-term incentive plan based on ICP Free Cash Flow (see definition and reconciliation to the comparable GAAP measure under Appendix A), Core Innovations LLC (“Core Innovations”) revenue growth, relative Total Shareholder Return (“TSR”) as compared to both the Compensation Peer Group and Coal Peer Group, and an absolute TSR modifier in the 2025 Long-Term Incentive Compensation (“LTIC”) that align our NEO interests with those of stockholders.
•The Compensation Committee incorporated performance measures for the STIC based on new financial and operational priorities and the historical designs for both CONSOL and Arch legacy incentive programs.
•The Compensation Committee increased base salaries and annual bonus opportunities for certain of our NEOs in light of market data and with a view toward internal pay equity and NEO retention.
•The Compensation Committee granted one-time start-up grants to our NEOs in the form of time-based RSUs and PSUs in consideration of the significant work in connection with the closing of the merger, to promote retention of key executives, to encourage an ownership mentality which further aligns the executives’ interests with stockholders and to incentivize the achievement of sustainable annualized synergy optimizations across multiple areas over a two-year performance period in connection with the merger.
Pay-for-Performance Emphasis
Our philosophy and executive compensation program is focused on pay-for-performance that emphasizes variable incentive-based compensation (annual cash bonus and long-term equity awards) over fixed pay. The philosophy and program target total direct compensation packages around the competitive market 50th percentile. As a result, we link a significant portion of each NEO’s total compensation to the achievement of specified performance goals that we believe indicate both short- and long-term financial performance. The charts below illustrate how the majority of compensation that may be earned by our NEOs is tied to the achievement of performance goals and/or fluctuates with the underlying value of our common stock:

CEO	Other NEOs (on average)
13.3% Base; 33.3% STIC; 53.4% LTIC	23.7% Base; 23.3% STIC; 53.0% LTIC

Executive Compensation Practices
Our compensation programs, practices, and policies were reviewed in light of the combined company following the merger, and have been and will be reviewed and re-evaluated regularly, subject to changes from time to time in line with market best practices. Listed below are some of our more significant practices and policies that were in effect during 2025, which are designed to drive performance and to align our executives’ interests with those of our stockholders.

What We Do ✓
•Focus on Pay for Performance (Financial and Operational Objectives): Align our executive pay with performance by linking a significant portion of total compensation to the achievement of specific financial and operational performance goals.
•Establish Pay Mix to Balance Fixed and Variable Pay: Provide a mix of fixed (base salary) and variable pay (annual bonus and long-term incentives) to encourage executive retention and to increase stockholder value.
•Utilize Appropriate Peer Groups: Establish an appropriate peer group to help us review market practices and design a competitive compensation program.
•Maintain an Independent Compensation Committee: Compensation decisions for our NEOs are made by a Compensation Committee comprised of non-employee independent directors that are advised by an independent compensation consultant.
•Maintain Robust Compensation Related Policies: As described in greater detail below, we maintain a clawback policy, a stock ownership policy, an equity grant practices policy, and a no hedging / pledging policy.
•Assess Compensation Risk: Mitigate undue business risk in compensation programs and require our Compensation Committee to perform an annual compensation risk assessment.

What We Don’t Do X
•No Excessive Perquisites: We provide our NEOs with only limited perquisites and personal benefits that are designed to serve an important business purpose and are consistent with market practice.
•No Tax Gross-Ups: We do not provide income tax gross-ups to any of our executives.
•No Option Repricing: We prohibit option repricing without stockholder approval.
•No Option Backdating or Discounting: We prohibit option backdating and discounting.
•No Prepayment of Dividends: We hold any dividends or dividend equivalents under our equity awards until the recipient vests in the underlying shares or units.
•No Hedging or Pledging: We maintain a policy that prohibits executive officers from hedging and pledging transactions.

Compensation Process: Roles and Responsibilities
As the Compensation Committee oversaw the design, adoption and implementation of Core’s new executive compensation program in 2025, the Committee engaged in a number of processes and solicited input and information from a variety of sources to assist it in ensuring that Core’s executive compensation program is in line with our compensation philosophy and objectives.
As described in greater detail below, the Compensation Committee, our management team, and an independent compensation consultant are all engaged in these processes.

Management Team
Our Compensation Committee may request input from Core’s Executive Chair, CEO, Chief Administrative Officer, and Chief Legal Officer when compensation and corporate performance are discussed and evaluated. The Executive Chair, CEO, Chief Administrative Officer, and Chief Legal Officer are encouraged to provide insight, suggestions or recommendations regarding executive compensation matters when present during these meetings or at other times. After receiving input, the Compensation Committee and the Board make all final decisions regarding executive compensation.

Independent Compensation Consultant	The Compensation Committee has engaged Mercer to serve as its independent compensation consultant.
Decision Making Process
While the Compensation Committee meets with the Executive Chair and CEO to discuss their own compensation package, ultimately, decisions regarding the Executive Chair’s and CEO’s compensation are recommended by the Compensation Committee and approved by the Board in executive session without the Executive Chair or the CEO or any other executive officer present, solely based upon the Compensation Committee’s deliberations. Decisions regarding other NEOs who report directly to the CEO are also made by the Compensation Committee (or by the Board, in the case of equity grants, absent a delegation to the Compensation Committee or CEO) after considering recommendations from the CEO, the Chief Administrative Officer and Mercer.

Performance Measures
At the beginning of each year, our Compensation Committee establishes the Company-wide and any other performance measures on which our NEOs’ short- and long-term incentive compensation is largely based. These measures are intended to reflect targets that encourage performance and align executive and stockholder interests. At the end of the performance period, the Compensation Committee reviews and certifies achievement of previously determined performance measures and considers whether any adjustments to the performance criteria and/or calculations are appropriate.

Consideration of Last Year’s Say-on-Pay Vote
At our 2025 annual meeting of shareholders, approximately 96% of the shares present, in person or represented by proxy at the meeting and entitled to vote were voted in support of the compensation of NEOs. Since then, as part of our shareholder engagement program, we have continued to solicit feedback on our compensation practices. In considering the results of the 2025 advisory vote on executive compensation and feedback from these shareholders, the Compensation Committee concluded that the compensation paid to our executive officers and Company’s overall executive pay practices have strong shareholder support. While the Compensation Committee did not make any material changes to our executive compensation program as a result of this vote, it designed and adopted a new compensation program for Core as a newly combined company following the merger as discussed in greater detail throughout this CD&A.

2025 Elements of Total Compensation
In 2025, our NEOs were compensated through the following key elements of compensation.

Compensation Element	Description	Purpose
Base Salary	Fixed compensation that is reviewed annually and is based on performance, experience, responsibilities, skillset, and market value	Provide a base level of compensation that corresponds to position and responsibilities Attract, retain, reward and motivate qualified and experienced executives
2025 STIC
At-risk compensation earned based on the achievement of identified financial and operational performance goals, acknowledging the differences between the legacy thermal and metallurgical markets.

80% of each NEO’s award is tied to Company-wide performance and the remaining 20% is tied to individualized goals, including ESG objectives
Incentivize executives to achieve annual goals that ultimately contribute to annual performance and long-term Company growth and stockholder returns
2025 LTIC
At-risk compensation in the form of restricted stock units whose value fluctuates according to stockholder value

45% of the award vests based on continued service, with settlement in shares of Company stock

55% of the award vests based on achievement of pre-established performance goals, with settlement in shares of Company stock

Incentivize executive to achieve goals that drive Company performance over the long-term

Align executive and stockholder interests

Reward continuous service with the Company to encourage executive retention

2025 One-time Start-up Grant
One-time award of 45% RSUs that vest in equal installments on the first and second anniversary of the grant, subject to continued service through the applicable vesting date (“SRSUs”) and 55% PSUs that vest upon the achievement of sustainable annualized synergy optimization across multiple areas over a two-year performance period (“SPSUs”)
Reward executives for efforts in connection with the consummation of the merger Promote retention of the key executives and encourage an ownership mentality Incentivize achievement of synergies
Severance and Change in Control Protections	Cash severance, including post-retirement benefits	Provide market competitive, post-employment compensation Allow executives to focus on generating stockholder value if faced with a significant strategic event
Other Benefits	Broad-based benefit plans provided to our employees (e.g., medical insurance), a qualified 401(k) retirement plan, and other personal benefits, where appropriate	Provide a total compensation package that is market-competitive and provides retirement income security
Detailed Review of 2025 Compensation Components
The following discussion outlines the targeted 2025 executive compensation program and what we paid our NEOs in 2025.
Base Salaries
In February 2025, Mercer presented to the Compensation Committee its review of the compensation of our NEOs. Based on this review, the Compensation Committee approved revised base salaries for Messrs. Thakkar and Slone and Ms. Klein to align their base salaries with appropriate comparable levels of peer companies or comparable positions with other similar companies and also to adjust for internal pay equity considerations. No base salary adjustments were made for Messrs. Brock, Schuller and Lang. The base salaries approved for 2025 were:

Name	2025 Base Salary
Mr. Brock	$1,000,000
Mr. Thakkar	$675,000
Ms. Klein	$510,000
Mr. Schuller	$635,000
Mr. Slone	$500,000
Mr. Lang	$1,000,000

2025 Short-Term Incentive Compensation (STIC)
The STIC is an annual incentive bonus program designed to align our executive officers’ goals with our performance targets for the current year, with a strong focus on financial and operational objectives, and to encourage meaningful contributions to our future financial performance. Under the STIC, target bonus amounts, expressed as a percentage of base salary, are established for participants at the beginning of each year. Funding of the STIC bonus payout amounts is determined based on attainment of predetermined financial performance measures (weighted at 80%) along with an assessment of each participant’s individual performance, including ESG objectives (weighted at 20%).
Bonus Targets
Bonus targets are established based on job responsibilities and comparable market data. For the 2025 STIC award with a performance period beginning January 1, 2025 and ending December 31, 2025, our Compensation Committee established the following bonus targets.

Name	2025 Target Bonus Opportunity
Mr. Brock	250% of base salary
Mr. Thakkar	125% of base salary
Ms. Klein	80% of base salary
Mr. Schuller	100% of base salary
Mr. Slone	80% of base salary
Mr. Lang	125% of base salary
Company-Wide Performance Measures
The Company-wide portion of the 2025 STIC awards was based 50% on Adjusted EBITDA*; 15% on Cash Cost of Coal Sold per Ton* – Metallurgical Segment; and 15% on Cash Cost of Coal Sold per Ton* – High CV Thermal Segment. The Compensation Committee believes achievement of these performance measures will drive our business and, in turn, lead to increased stockholder value.

Performance Measure	What it Measures	What it Does
Adjusted EBITDA* (weighted at 50%)	Adjusted EBITDA* is a key business indicator used by management to evaluate overall performance.	✓ Rewards our NEOs based on our annual financial results.
Cash Cost of Coal Sold per Ton - Metallurgical Segment* (weighted at 15%)
Cash Cost of Coal Sold for the Metallurgical segment includes items such as direct operating costs, royalty and production taxes and direct administration costs, and excludes transportation costs, indirect costs, other costs not directly attributable to the production of coal and depreciation, depletion and amortization costs on production assets. Cash Cost of Coal Sold per Ton is defined as cash cost of coal sold divided by tons sold.
✓ Focuses executives on driving volume production while also managing production-oriented expenditures
Cash Cost of Coal Sold per Ton - High CV Thermal Segment* (weighted at 15%)
Cash Cost of Coal Sold for the High CV Thermal segment includes items such as direct operating costs, royalty and production taxes and direct administration costs, and excludes transportation costs, indirect costs, other costs not directly attributable to the production of coal and depreciation, depletion and amortization costs on production assets. Cash Cost of Coal Sold per Ton is defined as cash cost of coal sold divided by tons sold.
✓ Focuses executives on driving volume production while also managing production-oriented expenditures
The Compensation Committee reviewed and certified achievement of these annual Company-wide performance measures based on threshold, target and maximum payouts, as follows:

Performance Measure	Weight	Annual Threshold (50%)	Annual Target (100%)	Annual Maximum (200%)	2025 Performance	Annual Actual Payout Score
Adjusted EBITDA*	50%	$587,840,000	$734,800,000	$881,760,000	$587,840,000(1)	25.00%
Cash Cost of Coal Sold per Ton - Metallurgical Segment*	15%	$102.86	$97.96	$93.06	$96.13	20.60%
Cash Cost of Coal Sold per Ton - High CV Thermal Segment*	15%	$41.00	$39.05	$37.10	$40.99	7.55%
(1)     In January 2026, the Compensation Committee evaluated the Company’s actual performance against the 2025 STIC pre-established annual performance goals. When evaluating performance, the Board determined that it was appropriate to add $75,774,000 to our Adjusted EBITDA* results of $512,066,000 under the 2025 STIC to capture the impact of the expected, but not yet received, insurance proceeds related to the fire at the Leer South Mine. Following this adjustment, the Board determined that we achieved 53.15% of target performance with respect to the annual Company-wide performance goals.
Final STIC award payouts were also subject to modification influenced by each NEO’s contribution based on his or her individual performance score (weighted at 20% with a maximum opportunity of 40%) as determined by our CEO (or for our CEO, the Compensation Committee) and approved by our Compensation Committee. NEOs were recognized individually for their overall contributions and for the successful integration of CONSOL and Arch organizational activities and the capturing of synergy expense reductions.
2025 STIC Payouts
To emphasize retention of employees, including our NEO’s, the Compensation Committee approved interim quarterly STIC payouts to employees during 2025 based on the Compensation Committee review of our performance against the STIC financial performance goals. Following the end of the fiscal year, the Compensation Committee reviewed and certified achievement against annual financial performance goals and determined individual performance results for all NEOs serving at that time. After determining the annual payout amount based on both financial and individual performance, the Compensation Committee approved the payment of any additional amounts owed under the STIC in excess of amounts already received in previous quarters.
After determining the achievement levels of the Company-wide performance measures and applying the individual performance percentage to each NEO, the Compensation Committee approved the following total STIC payments to our NEOs for the 2025 fiscal year.

Name	Company-Wide Performance Measures Achievement	Individual Performance Achievement	Aggregate Achievement	2025 STIC Target Aggregate Payout Opportunity	2025 STIC Aggregate Award Payout
Mr. Brock	53.15%	32.00%	85.15%	$2,500,000	$2,128,750
Mr. Thakkar	53.15%	30.00%	83.15%	$843,750	$701,578
Ms. Klein	53.15%	25.00%	78.15%	$408,000	$318,852
Mr. Schuller	53.15%	26.00%	79.15%	$635,000	$502,603
Mr. Slone	53.15%	28.00%	81.15%	$400,000	$324,600
Mr. Lang	53.15%	—%	—%	$1,250,000	$509,231
Long-Term Incentive Compensation Program (LTIC)
Our LTIC program aligns our NEOs’ interests with those of our stockholders by providing the opportunity to earn incentive compensation based on our Company’s long-term success. The Compensation Committee believes that a mix between time-based awards and performance-based awards provides an appropriate balance between incentivizing our executives to continue their employment, which provides greater stability, and ensuring they are focused on long-term financial performance, which directly generates stockholder value.
In 2025, in connection with our new program design, the Compensation Committee determined to adjust the allocation of RSUs and PSUs for NEOs from the allocations previously utilized at both legacy CONSOL and Arch, to 45% RSUs (from 55%) and 55% PSUs (from 45%) to better align with market practice and highlight the Company’s emphasis on performance-based compensation.

2025 LTIC Award Design
The 2025 LTIC included two types of grants to our NEOs: stock-settled, time-based restricted stock units (RSUs) and performance-based restricted stock units (PSUs), granted as follows:
The table below shows the amount of time-based RSUs and PSUs our Compensation Committee awarded our NEOs in 2025.

Name	Target Award as a Percentage of Salary	Time-Based RSUs (#)	PSUs (#)
Mr. Brock	400%	20,100	24,570
Mr. Thakkar	250%	8,480	10,370
Ms. Klein	200%	5,130	6,270
Mr. Schuller	235%	7,500	9,170
Mr. Slone	200%	5,030	6,150
Mr. Lang	400%	20,100	24,570
Time-Based RSUs
The time-based RSUs granted in 2025 generally vest in three equal installments on February 18 in each of 2026, 2027 and 2028, generally subject to an executive’s continuous employment through the applicable vesting date. The Compensation Committee believes these time-based RSUs provide an important role in promoting retention of our executive officers.
PSUs
The PSUs vest and settle in Company common stock at the end of the three-year performance period, generally subject to the executive’s continuous employment through the applicable vesting date and the Company’s achievement of pre-established performance goals.
For purposes of the 2025 LTIC, the Compensation Committee, approved performance measures of relative TSR metrics as compared to the Compensation Peer Group and the Coal Peer Group (defined below) with a weighting of 22.5% each, ICP Free Cash Flow* with a weighting of 45% and Core Innovations revenue growth with a weighting of 10%. After determining performance based on the goals outlined above, if the Company’s absolute TSR is negative for the full performance period, the total payout under the LTIC will be capped at target.

Performance Measure	What it Measures	What it Does
Relative TSR – Compensation Peer Group (weighted at 22.5%)	Measures Core’s total shareholder return relative to its Compensation Peer Group of companies over the performance period	✓ Ties compensation outcomes to our performance relative to our Compensation Peer Group
Relative TSR – Coal Peer Group (weighted at 22.5%)
Measures Core’s total shareholder return relative to its Coal Peer Group (consisting of Alliance Resource Partners, L.P., Alpha Metallurgical Resources, Inc., Peabody Energy Corporation, Ramaco Resources, Inc. and Warrior Met Coal, Inc.) over the performance period
✓ Ties compensation outcomes to our performance relative to our Coal Peer Group
ICP Free Cash Flow* (weighted at 45%)	Adjusted EBITDA*; less capital expenditures; less interest expense; plus proceeds from asset sales; less the financial impact of asset sales	✓ Rewards executives for the overall financial performance of the Company
Core Innovations – Revenue Growth (weighted at 10%)	Actual year over year revenue growth of Core Innovations	✓ Incentivizes the development of new uses and products for our coal in carbon material intensive initiatives
Absolute TSR Modifier	Measures Core’s total shareholder return over the performance period	✓ Aligns executive’s interests with those of our stockholders by capping compensation opportunities when total shareholder return is negative
The table below summarizes the performance goals and potential payouts:

Performance Measure	Weight	Threshold (50%)	Target (100%)	Maximum (200%)
Relative TSR – Compensation Peer Group	22.5%	25th Percentile	50th Percentile	75th Percentile
Relative TSR – Coal Peer Group	22.5%	Rank of 4th out of 6 companies	Rank 3rd out of 6 companies	Rank of 1st or 2nd out of 6 companies
ICP Free Cash Flow* (3-Year Cumulative)	45%	$1,298,320,000	$1,622,900,000	$1,947,480,000
Core Innovations Revenue Growth	10%	$20,225,160	$23,209,200	$26,193,240
For the relative TSR measures, the PSUs will be eligible to vest based on the Company’s TSR over the performance period beginning January 14, 2025 and ending December 31, 2027 compared to the Company’s Compensation Peer Group or Coal Peer Group, as applicable, described above. The TSR calculation will be based on a “point-to-point” approach using the 31 calendar-day average of the closing price per share of the Company’s common stock or a member of the peer group, as applicable, at the beginning and end of the performance period, with the value of dividends paid during the performance period included. If a peer company declares bankruptcy or is delisted during the performance period, the calculation for that company is considered -100%. In the instance of a merger or acquisition of a peer company during the performance period, the company would be removed from the peer group. There is no payout for performance that does not meet the threshold level and there is no payout in excess of the maximum performance level.
One-Time Start-Up Grants
In February 2025, the Compensation Committee, upon consultation with its independent compensation consultant, approved a one-time start-up grant for the NEOs in consideration of the significant work in connection with the closing of the merger to promote retention of the key executives, to encourage an ownership mentality which further aligns the executives’ interests with stockholders and to incentivize the achievement of sustainable annualized synergy optimizations across multiple areas over a two-year performance period in connection with the merger. The one-time award consists of 45% RSUs (“SRSUs”), which vest in equal installments on February 18, 2026 and February 18, 2027, and 55% PSUs (“SPSUs”), which can vest based upon the achievement of sustainable annualized synergy optimizations across multiple areas over a two-year performance period from January 14, 2025 to December 31, 2026, and settle on February 18, 2027. The table below summarizes the targets and potential payouts for the SPSU awards.

Performance Metric	Threshold (50%)	Target (100%)	Maximum (200%)
Total Annual Synergy Optimizations Achieved	$110,000,000	$125,000,000	$140,000,000

The treatment of Mr. Lang’s outstanding RSUs, SRSUs, PSUs and SPSUs in connection with his termination is described more fully on page 60.
Reconciliation of Certain Financial Metrics
The Compensation Discussion and Analysis section above, which relates to 2025 compensation determinations, contains references to one or more financial measures that have not been calculated in accordance with GAAP (indicated by an *). Appendix A to this Proxy Statement contains a reconciliation of these non-GAAP financial measures, including Adjusted EBITDA, Cash Cost of Coal Sold per Ton-Metallurgical Segment, Cash Cost of Coal Sold per Ton-High CV Thermal Segment, and ICP Free Cash Flow to their most directly comparable GAAP financial measures.
Merger-Related Vesting of Equity Awards
At the effective time of the merger in January 2025, (i) each outstanding RSU award granted to legacy CONSOL and Arch employees, (ii) each outstanding PSU award granted to legacy CONSOL and Arch employees vested based on the greater of actual performance or target performance, and (iii) the legacy CONSOL common stock (for legacy CONSOL employees) or legacy Arch common stock (for legacy Arch employees) in respect of such RSUs and PSUs was cancelled and converted into Company common stock in accordance with the terms of the merger agreement.
Perquisites
We provide limited perquisites (described more fully in the footnotes to the Summary Compensation Table that appears on page 46) which we believe are reasonable, competitive and consistent with our compensation program.
Severance and Change in Control Benefits for NEOs
As of December 31, 2025, our NEOs were covered by legacy change in control agreements from CONSOL and Arch, except Mr. Brock who is a party to an employment agreement with the Company. In February 2026, we entered into new change in control agreements with our NEOs. See "Agreements in Place During 2025 (Change in Control and Non-CIC Severance)" and "2026 Severance Agreements" below for a description of these arrangements. See the section below entitled "Departure of Mr. Lang" on page 60 for information on the severance payments and benefits provided to Mr. Lang in connection with his termination of employment during 2025.
Retirement Benefit Plans
We maintain several retirement plans, the purpose of which are to attract and retain employees and to ensure an overall competitive compensation and benefits offering for all of our employees, including our NEOs. The maintenance of these plans also reflects commitments made at the time of our separation from our former parent that required us to assume certain plan liabilities as a result of the separation.
•Qualified Defined Contribution Plan (“Investment Plan”). We maintain a qualified Investment Plan which operates as a 401(k) savings plan for eligible employees of the Company, including our NEOs. Plan participants may make before-tax, Roth, and/or after-tax contributions of 1% to 75% of eligible compensation to the plan via payroll deductions. Plan participants who have attained age 50 before the end of the plan year are eligible to make catch-up contributions. The Company matches 100% of a participant’s contribution up to 6% of eligible compensation. The Plan also permits certain discretionary employer contributions ranging from 1% to 6% of eligible compensation.
•Qualified Defined Benefit Plan (“Employee Retirement Plan”). We also maintain an Employee Retirement Plan, a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code of the United States of America (the “Code”), which was initially frozen in 2014 for certain plan participants and then subsequently frozen to all remaining plan participants as of December 31, 2015. None of our NEOs accrue any future benefit under this plan.
•Non-Qualified Retirement Restoration Plan (“Restoration Plan”). This plan is an unfunded deferred compensation plan maintained for the benefit of employees whose eligible compensation under the Employee Retirement Plan (defined above) exceeded limits imposed by the Code. This plan has been frozen since December 31, 2006. None of our NEOs accrue any future benefit under this plan.
•Non-Qualified Supplemental Retirement Plan (“SERP”). This plan includes certain obligations for participants under a company predecessor plan. The plan was frozen effective as of December 31, 2011, and none of our NEOs accrue any future benefit under this plan.
•Non-Qualified Defined Contribution Restoration Plan (“New Restoration Plan”). This plan also includes obligations for certain participants arising from a predecessor company plan. Eligibility for benefits under this plan was determined each calendar year, and participants whose eligible plan compensation exceeded the compensation limits imposed by section 401(a)(17) of the Code were eligible for New Restoration Plan benefits. The amount of each participant’s benefit under this plan is equal to 9% times his or her eligible plan compensation, less 6% times the lesser of his or her annual base salary as of December 31 or the compensation limit imposed by the Code for such year. The New Restoration Plan was frozen effective December 31, 2024.

Stock Ownership Guidelines/Holding Requirements for NEOs
In February 2025 we adopted new stock ownership guidelines applicable to each of our NEOs, which require that they own a minimum number of shares of Core stock, calculated using the 20-trading day VWAP of our common stock on a particular date. Each executive has five years from the date of his or her first equity award to reach the specified level of ownership. Shares counted towards meeting the guidelines include: shares owned outright by the executive; shares beneficially owned by the executive, including through a qualifying trust, by the executive, his or her spouse or minor children, shares held in a pension or 401(k) plan for the benefit of the executive, unvested time-based restricted stock units and vested performance shares for which the performance goals have been satisfied, but the underlying shares have not yet been delivered. All of our NEOs are currently in compliance with our stock ownership guidelines or were within the five-year transition period.

Named Executive Officer	Ownership Requirement (As Multiple of Base Salary)
Chief Executive Officer and Chair	5x
President and Chief Financial Officer	3x
Chief Legal Officer and Corporate Secretary	3x
Chief Operating Officer	3x
Senior Vice President, Chief External and Government Affairs Officer	3x
Tax, Accounting and Regulatory Considerations
Our Compensation Committee believes that stockholder interests are best served if their discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses for federal income tax purposes. However, our Compensation Committee does not anticipate a shift away from variable or performance-based compensation payable to our executive officers in the future, nor do we anticipate applying less rigor in the process by which we establish performance goals or evaluate performance against such pre-established goals, with respect to compensation paid to our NEOs.
Compensation Risk Assessment
Annually, our Compensation Committee reviews the compensation programs and practices of Core. The Core pay philosophy provides for an effective balance in cash and equity, short- and long-term performance periods, and financial and non-financial performance goals, and affords the Compensation Committee discretion to adjust payouts under the Company’s compensation plans. Further, the Core policies in place to mitigate compensation-related risk include stock ownership guidelines, equity vesting periods, insider trading prohibitions, a clawback policy, caps on the amount of compensation that may be earned, and independent Compensation Committee oversight. In February 2026, the Core Compensation Committee determined that our plans and programs do not encourage unnecessary risk-taking and do not pose a potential material adverse effect on the Company. The review was conducted by Core management with the assistance of the Compensation Committee’s independent compensation consultant, Mercer.
Policies and Practices Relating to the Timing of Equity Awards
Our general practice is to not grant equity awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information for the purpose of affecting the value of executive compensation. The Compensation Committee uses its business judgment to determine the size of our equity awards and would consider any material nonpublic information that is known to the Compensation Committee before granting an award. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee has historically granted awards on a predetermined annual schedule.

Compensation Committee Report
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis section above with Core’s management and, based upon such review and discussion, recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Core’s Annual Report on Form 10-K for the year ended December 31, 2025. The Compensation Committee’s charter is available on our website at www.corenaturalresources.com.

Members of the Compensation Committee:

Joseph P. Platt, Chair
Richard A. Navarre

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Core under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Core specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table
The following table discloses the compensation for our NEOs in 2025 including Paul A. Lang, our former CEO, who separated from service with the Company on October 6, 2025.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
James A. Brock Chief Executive Officer and Chair(6)	2025	$1,000,000	$—	$15,922,176	$2,128,750	$121,035	$273,352	$19,445,313
	2024	$1,000,000	$—	$3,000,000	$8,845,066	$68,804	$177,437	$13,091,307
	2023	$1,000,000	$1,000,000	$3,000,000	$8,012,309	$147,121	$35,235	$13,194,665
Mitesh B. Thakkar President and Chief Financial Officer	2025	$675,000	$—	$6,165,961	$701,578	$29,690	$106,395	$7,678,624
	2024	$649,038	$—	$1,218,750	$2,241,365	$76,975	$82,367	$4,268,495
	2023	$595,577	$—	$900,000	$1,817,342	$67,940	$44,430	$3,425,289
Rosemary L. Klein Senior Vice President, Chief Legal Officer and Corporate Secretary	2025	$510,000	$—	$3,329,867	$318,852	$—	$590,820	$4,749,539
George J. Schuller, Jr. Senior Vice President and Chief Operating Officer	2025	$635,000	$—	$3,698,269	$502,603	$—	$236,386	$5,072,258
Deck S. Slone Senior Vice President, Chief External and Government Affairs Officer	2025	$500,000	$—	$3,268,852	$324,600	$—	$571,814	$4,665,266
Paul A. Lang Former Chief Executive Officer	2025	$780,769	$—	$11,677,388	$509,231	$—	$14,279,594	$27,246,982
(1)The amounts in this column represent base salaries before compensation reduction under any Company qualified retirement and/or 401(k) savings plan in effect during 2025. In addition, these salary amounts are not annualized but represent the amounts actually earned and paid to each NEO for service during 2025. Messrs. Lang, Schuller and Slone, and Ms. Klein commenced employment with the Company upon the closing of the merger on January 14, 2025. On October 6, 2025, Mr. Lang separated from service from the Company and Mr. Brock assumed the role of Chief Executive Officer and Chair.
(2)The 2025 amounts shown in this column represent the aggregate grant date fair value of the following awards granted in 2025: the RSU awards, the SRSU awards, the PSU awards and the SPSU awards computed in accordance with FASB ASC Topic 718. The 2025 amounts in this column also represent the incremental fair value, computed as of the merger date in accordance with FASB ASC Topic 718, of legacy CONSOL and Arch equity awards whose vesting was accelerated in connection with the merger, which values were as follows: Mr. Brock - $8,690,224; Mr. Thakkar - $3,114,181; Ms. Klein - $1,484,241; Mr. Schuller - $999,433; Mr. Slone - $1,458,835; - and Mr. Lang - $4,445,436. The assumptions used in determining the grant date fair value of the stock awards are set forth in Notes 1 and 18 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The fair value per share is equal to the closing price of our common stock on the NYSE on the date of the grant. For 2025, the following are the values of the PSU awards as of the grant date assuming attainment of the maximum performance level: Mr. Brock - $4,282,060; Mr. Thakkar - $1,807,284; Ms. Klein - $1,092,736; Mr. Schuller - $1,598,148; Mr. Slone - $1,071,822; and Mr. Lang - $4,282,060. For 2025 the following are the values of the SPSU awards as of the grant date assuming attainment of the maximum performance level: Mr. Brock - $3,862,404; Mr. Thakkar - $1,630,164; Ms. Klein - $985,644; Mr. Schuller - $1,441,524; Mr. Slone - $966,780; and Mr. Lang - $3,862,404.
(3)The 2025 amounts shown in this column represent cash payments made to the NEOs under the 2025 STIC. See the discussion beginning on page 39 the “Compensation Discussion and Analysis” section for additional information regarding the 2025 plan design, 2025 performance and payouts authorized under the 2025 STIC.
(4)Amounts in this column reflect the actuarial increase in the present value of each NEO’s benefit under the Employee Retirement Plan, Restoration Plan, SERP, and New Restoration Plan between December 31, 2024 and December 31, 2025. These amounts were determined using the interest rate and mortality assumptions set forth in our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts represent accounting values and were not realized by our NEOs during 2025.

(5)The amounts shown in this column for 2025 are derived as follows:

Category	BROCK	THAKKAR	KLEIN	SCHULLER	SLONE	LANG(b)
Company 401(k) Plan Matching Contributions(a)	$21,000	$21,000	$21,000	$21,000	$21,000	$21,000
Vehicle Allowance or Company Car	$13,000	$13,000	$12,000	$13,000	$12,000	$9,500
Executive Health Physical	$2,270	$1,654	$—	$—	$—	$—
Business and Country Club Dues	$16,250	$—	$—	$—	$—	$—
Financial Planning	$—	$15,680	$15,000	$7,303	$10,912	$—
Relocation Payment	$—	$—	$60,230	$170,279	$57,947	$200,765
Dividend Equivalents on Vested Stock	$219,854	$54,083	$482,030	$24,124	$469,355	$1,381,649
Phone Stipend	$978	$978	$560	$680	$600	$480
Vacation and Holiday Float Payout	$—	$—	$—	$—	$—	$88,461
Separation Payment and Consulting Agreement	$—	$—	$—	$—	$—	$12,577,739
(a)Annual employer contribution to the Company’s 401(k) Plan.
(b)For Mr. Lang, this includes amounts paid in connection with his termination pursuant to his Separation Agreement, including Mr. Lang’s compensation for his consulting services. See “Potential Payments Upon Termination or Change in Control Tables” for additional information.
(6)Mr. Brock served as the Chief Executive Officer of the Company through the closing of the merger on January 14, 2025, at which time, he assumed the role of Executive Chair. In connection with Mr. Lang’s separation from service with the Company, Mr. Brock was appointed to serve as Chief Executive Officer of the Company in addition to his role as Chair of the Board.

Grants of Plan-Based Awards – 2025
The following table sets forth each grant made to an NEO in the 2025 fiscal year under plans established by the Company.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock(6)
Name	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James A. Brock	STIC(1)	-	-	1,250,000	2,500,000	5,000,000
	RSU(2)	2/18/25	2/17/25							20,100	$1,579,860
	PSU(3)	2/18/25	2/17/25				12,285	24,570	49,140		$2,141,030
	SRSU(4)	2/18/25	2/17/25							20,100	$1,579,860
	SPSU(5)	2/18/25	2/17/25				12,285	24,750	49,140		$1,931,202
Mitesh B. Thakkar	STIC(1)	-	-	421,875	843,750	1,687,500
	RSU(2)	2/18/25	2/17/25							8,480	$666,528
	PSU(3)	2/18/25	2/17/25				5,185	10,370	20,740		$903,642
	SRSU(4)	2/18/25	2/17/25							8,480	$666,528
	SPSU(5)	2/18/25	2/17/25				5,185	10,370	20,740		$815,082
Rosemary L. Klein	STIC(1)	-	-	204,000	408,000	816,000
	RSU(2)	2/18/25	2/17/25							5,130	$403,218
	PSU(3)	2/18/25	2/17/25				3,135	6,270	12,540		$546,368
	SRSU(4)	2/18/25	2/17/25							5,130	$403,218
	SPSU(5)	2/18/25	2/17/25				3,135	6,270	12,540		$492,822
George J. Schuller, Jr.	STIC(1)	-	-	317,500	635,000	1,270,000
	RSU(2)	2/18/25	2/17/25							7,500	$589,500
	PSU(3)	2/18/25	2/17/25				4,585	9,170	18,340		$799,074
	SRSU(4)	2/18/25	2/17/25							7,500	$589,500
	SPSU(5)	2/18/25	2/17/25				4,585	9,170	18,340		$720,762
Deck S. Slone	STIC(1)	-	-	200,000	400,000	800,000
	RSU(2)	2/18/25	2/17/25							5,030	$395,358
	PSU(3)	2/18/25	2/17/25				3,075	6,150	12,300		$535,911
	SRSU(4)	2/18/25	2/17/25							5,030	$395,358
	SPSU(5)	2/18/25	2/17/25				3,075	6,150	12,300		$483,390
Paul A. Lang	STIC(1)	-	-	625,000	1,250,000	2,500,000
	RSU(2)	2/18/25	2/17/25							20,100	$1,579,860
	PSU(3)	2/18/25	2/17/25				12,285	24,570	49,140		$2,141,030
	SRSU(4)	2/18/25	2/17/25							20,100	$1,579,860
	SPSU(5)	2/18/25	2/17/25				12,285	24,570	49,140		$1,931,202

(1)These awards were made pursuant to the 2025 STIC program, which is described in “Compensation Discussion and Analysis” beginning on page 39.
(2)These awards were made pursuant to the 2025 LTIC program, which is described in “Compensation Discussion and Analysis” beginning on page 40. The numbers above reflect the time-based RSUs, which vest in equal installments on February 18, 2026, 2027 and 2028, subject to accelerated or continued vesting in certain termination scenarios, as described in “Understanding Our Change in Control and Employment Termination Tables and Information” beginning on page 57.
(3)These awards were made pursuant to the 2025 LTIC program, which is described in “Compensation Discussion and Analysis” beginning on page 40. The numbers above reflect the threshold (50%), the target (100%) and the maximum (200%) performance levels for the PSUs, which settle in stock on February 18, 2028 based on performance over the period beginning January 14, 2025 and ending December 31, 2027, subject to accelerated or continued vesting in certain termination scenarios, as described in “Understanding Our Change in Control and Employment Termination Tables and Information” beginning on page 57.
(4)These awards represent the one-time start-up restricted stock award, which is described in “Compensation Discussion and Analysis” beginning on page 38. The numbers above reflect the time-based SRSUs, which vest in equal installments on February 18, 2026 and 2027, subject to accelerated or continued vesting in certain termination scenarios, as described in “Understanding Our Change in Control and Employment Termination Tables and Information” beginning on page 57.
(5)These awards represent the one-time start-up PSU award, which is described in “Compensation Discussion and Analysis” beginning on page 38. The numbers above reflect the threshold (50%), the target (100%) and the maximum (200%) performance levels for the SPSUs, which settle in stock on February 18, 2027 based on performance over the period beginning January 14, 2025 and ending December 31, 2026, subject to accelerated or continued vesting in certain termination scenarios, as described in “Understanding Our Change in Control and Employment Termination Tables and Information” beginning on page 57.
(6)The values set forth in this column reflect awards of RSUs for each of our NEOs and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The values set forth in this table may not correspond to the actual values that ultimately will be realized by the NEOs upon vesting and settlement.
Outstanding Equity Awards at Fiscal Year-End – 2025
The following table sets forth unvested RSU and PSU awards that have been awarded to our NEOs by the Company and were outstanding as of December 31, 2025. Mr. Lang is not included in this table because there are no outstanding awards following his separation.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	($)(1)	(#)	($)(1)
James A. Brock	40,200(2)	$3,558,102	49,140 (3)	$4,349,381
Mitesh B. Thakkar	16,960(2)	$1,501,130	20,740 (3)	$1,835,697
Rosemary L. Klein	10,260(2)	$908,113	12,540 (3)	$1,109,915
George J. Schuller, Jr.	15,000(2)	$1,327,650	18,340 (3)	$1,623,273
Deck S. Slone	10,060(2)	$890,411	12,300 (3)	$1,088,673
(1)The market value for RSUs and PSUs was determined by multiplying the closing market price for Company common stock on December 31, 2025 ($88.51) by the number of shares underlying the RSU / PSU awards at target.
(2)The amounts shown represent the total number of RSUs granted on February 18, 2025 and SRSUs granted on February 18, 2025 that are equally weighted and vest in three and two equal, annual installments (subject to rounding) beginning on the first anniversary of the grant date, respectively, subject to accelerated or continued vesting in certain termination scenarios, as described in “Understanding Our Change in Control and Employment Termination Tables and Information” beginning on page 57.
(3)The amounts shown represent the total number of target PSUs and target SPSUs that are equally weighted and unvested as of December 31, 2025. The performance period for the PSUs granted in 2025 is January 14, 2025 through December 31, 2027. The performance period for the SPSUs granted in 2025 is January 14, 2025 through December 31, 2026. The 2025 PSUs vest at the end of the performance period, subject to the achievement of pre-established performance metrics relating to the relative TSR of the Company, ICP Free Cash Flow*, and Core Innovations Revenue Growth, and settle on February 18, 2028, subject to accelerated or continued vesting in certain termination scenarios, as described in “Understanding Our Change in Control and Employment Termination Tables and Information” beginning on page 57. The 2025 SPSUs vest following the completion of the two-year performance period subject to the achievement of a pre-established performance metric relating to the achievement of sustainable annualized synergy optimization, and settle on February 18, 2027, subject to accelerated or continued vesting in certain termination scenarios, as described in “Understanding Our Change in Control and Employment Termination Tables and Information” beginning on page 57.

Stock Vested Table – 2025
The following table sets forth information concerning any vesting of RSUs and PSUs during fiscal year 2025.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James A. Brock	50,648	$9,536,199
Mitesh B. Thakkar	16,232	$2,941,359
Rosemary L. Klein	13,721	$3,081,270
George J. Schuller, Jr.	4,974	$997,742
Deck S. Slone	13,351	$2,992,417
Paul A. Lang	38,639	$9,056,666
(1)As described in “Merger-Related Vesting of Equity Awards” beginning on page 43, on January 14, 2025, certain RSUs and PSUs of legacy CONSOL and Arch vested and were converted into shares of Company common stock pursuant to the terms of the merger agreement. The amounts disclosed above reflect the number of shares relating to the gross number of RSUs and PSUs that vested on January 14, 2025, multiplied by the closing price of the Company’s common stock on such date, prior to the withholding of any shares to satisfy taxes for each of the NEOs affected. For Mr. Lang, values also include the vesting of his outstanding RSUs, SRSUs, PSUs and SPSUs, granted in 2025 pursuant to his Separation Agreement, as described more fully on page 60. The RSUs and SRSUs settled in stock and the PSUs and SPSUs settled in cash.

Pension Benefits Table – 2025
The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans and non-qualified defined benefit plans (which we refer to as the Restoration Plan, the SERP, and the New Restoration Plan), but excluding nonqualified defined contribution plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
James A. Brock	Employee Retirement Plan	34	$1,160,169	$—
	Retirement Restoration Plan	25	$147,456	$—
	Supplemental Retirement Plan	20	$1,413,034	$—
	New Restoration Plan	13	$1,501,659	$—
Mitesh B. Thakkar	Employee Retirement Plan	0	$—	$—
	Retirement Restoration Plan	0	$—	$—
	Supplemental Retirement Plan	0	$—	$—
	New Restoration Plan	5	$249,970	$—
Rosemary L. Klein	Employee Retirement Plan	0	$—	$—
	Retirement Restoration Plan	0	$—	$—
	Supplemental Retirement Plan	0	$—	$—
	New Restoration Plan	0	$—	$—
George J. Schuller, Jr.	Employee Retirement Plan	0	$—	$—
	Retirement Restoration Plan	0	$—	$—
	Supplemental Retirement Plan	0	$—	$—
	New Restoration Plan	0	$—	$—
Deck S. Slone	Employee Retirement Plan	0	$—	$—
	Retirement Restoration Plan	0	$—	$—
	Supplemental Retirement Plan	0	$—	$—
	New Restoration Plan	0	$—	$—
Paul A. Lang	Employee Retirement Plan	0	$—	$—
	Retirement Restoration Plan	0	$—	$—
	Supplemental Retirement Plan	0	$—	$—
	New Restoration Plan	0	$—	$—
(1)The accumulated benefits included in this column were computed through December 31, 2025 using the assumptions stated in the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (Note 15).

Understanding Our Pension Benefits Table
This section provides information regarding the Company’s retirement programs, which include the following plans that were either adopted or assumed in connection with the separation:
•Employee Retirement Plan
•Restoration Plan
•SERP
•New Restoration Plan
Employee Retirement Plan
The Company assumed sponsorship of the Employee Retirement Plan, which was previously sponsored by our former parent, and is a qualified defined benefit plan that pays retirement benefits based on years of service and compensation. The Employee Retirement Plan is a qualified plan, meaning that it is subject to a variety of Internal Revenue Service rules. Effective December 31, 2015, the Employee Retirement Plan was frozen and no employee, including any of our NEOs, is eligible for future accruals under the plan.
Eligibility. Historically, the Employee Retirement Plan covered employees of the Company and affiliated participating companies classified as regular, full-time employees or that completed 1,000 hours of service during a specified 12-month period. As mentioned above, the plan was frozen effective December 31, 2015 for all participants. As a result of these amendments, none of our NEOs have accrued any additional benefits under the Employee Retirement Plan after December 31, 2015.
Normal Retirement. Employees who terminate employment and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination. As of December 31, 2025, Mr. Brock is eligible for normal retirement under the Employee Retirement Plan.
Form of Payment. The portion of accrued Employee Retirement Plan benefits earned under the Employee Retirement Plan as of December 31, 2005 may be, upon the election of the participant, paid in the form of a lump-sum payment. Employee Retirement Plan benefits earned after January 1, 2006 are payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity, or 100% joint and survivor annuity.
Calculation of Benefits. Employee Retirement Plan benefits, which are now frozen, are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years while eligible for service under the Employee Retirement Plan. Average monthly pay for this purpose excludes compensation in excess of limits imposed by the Code. Since the Employee Retirement Plan is frozen, average monthly pay is based on pay as of December 31, 2015 for Mr. Brock. Prior to January 1, 2006, Employee Retirement Plan benefits were calculated based on the average monthly pay during the employee’s three highest-paid years and included annual amounts payable under the Company’s STIC, again excluding compensation in excess of limits imposed by the Code.
Restoration Plan
The Company assumed the obligations for certain participants under our former parent’s Restoration Plan and adopted a new plan effective as of the separation under which it will meet its obligation to pay these restoration plan benefits. This plan is an unfunded deferred compensation plan maintained by the Company for the benefit of employees whose eligible compensation under the Employee Retirement Plan exceeded limits imposed by the federal income tax laws. This plan has been frozen since December 31, 2006.
SERP
The Company also assumed the obligations for certain participants from our former parent’s Supplemental Retirement Plan, and adopted a new plan effective as of the separation under which it will meet its obligation to pay these supplemental retirement plan benefits. This plan has been frozen since December 31, 2011. SERP benefits are forfeited in certain events, including but not limited to a breach by the executive of any restrictive covenant agreement with the Company. See the discussion beginning on page 53 for a description of the effect of termination of employment under different scenarios.
New Restoration Plan
The Company also assumed obligations for certain participants arising from our former parent’s New Restoration Plan, including our NEOs. Eligibility for benefits under this plan was determined each calendar year, and employees whose eligible plan compensation exceeded the compensation limits imposed by Section 401(a)(17) of the Code were eligible for New Restoration Plan benefits. The amount of each participant’s benefit under this plan is equal to 9% of his or her eligible plan compensation, less 6% of the lesser of (i) his or her annual base salary as of December 31 or (ii) the compensation limit imposed by the Code for such year. New Restoration Plan benefits are forfeited in certain events, including but not limited to a breach by the executive of any restrictive covenant agreement with the Company. Effective December 31, 2024, the New Restoration Plan was frozen and no employee, including any of our NEOs, is eligible for future accruals under the plan.

Potential Payments Upon Termination or Change in Control Tables
Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including, without limitation, resignation, an incapacity retirement or an involuntary termination absent cause of one of our NEOs, or a change in control (“CIC”) of the Company as defined by applicable plans and agreements. For 2025, the NEOs’ legacy agreements with CONSOL or Arch remained in effect, resulting in different payments and benefits for our NEOs assuming a termination as of December 31, 2025.
For each currently employed NEO, the payments and benefits detailed in the tables below are in addition to any payments under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis. The tables also (i) assume that employment termination and/or a CIC occurred on December 31, 2025; and (ii) are based only on agreements in place as of December 31, 2025. With respect to Mr. Lang, the narrative below reflects the amount of compensation received by him in connection with his separation from service with the Company on October 6, 2025.
A description of the key elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or CIC are described in the section following these tables entitled “Understanding our Change in Control and Employment Termination Tables and Information.” The footnotes to the tables also describe the assumptions that were used in calculating the amounts described below.
James A. Brock*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary(2)	$—	$—	$—	$—	$3,000,000
Short-Term Incentive(3)	$—	$2,500,000	$2,500,000	$2,500,000	$2,500,000
Average Annual Bonus(4))	$—	$—	$—	$—	$6,479,750
Non-CIC Severance	$—	$7,000,000	$—	$—	$—
Long-Term Incentive Compensation:(5)
RSUs: Unvested	$3,558,102	$3,558,102	$3,558,102	$3,558,102	$3,558,102
PSUs: Unvested	$4,349,381	$4,349,381	$4,349,381	$4,349,381	$4,349,381
Benefits and Perquisites:
Outplacement Service(6)	$—	$—	$—	$—	$25,000
Healthcare Continuation(7)	$—	$37,910	$—	$—	$37,910
401(k) Payment(8)	$—	$—	$—	$—	$63,000
Financial Counseling(9)	$—	$—	$—	$—	$—
Supplemental Retirement Plan(10)	$—	$—	$—	$—	$173,566
Life Insurance(11)	$—	$—	$—	$—	$—
TOTAL	$7,907,483	$17,445,393	$10,407,483	$10,407,483	$20,186,709
*Applicable footnotes follow the last table in this section of the Proxy Statement.

Mitesh B. Thakkar*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary(2)	$—	$—	$—	$—	$1,687,500
Short-Term Incentive(3)	$—	$843,750	$843,750	$843,750	$843,750
Average Annual Bonus(4))	$—	$—	$—	$—	$1,904,148
Non-CIC Severance	$—	$675,000	$—	$—	$—
Long-Term Incentive Compensation:(5)
RSUs: Unvested	$441,311	$441,311	$1,501,130	$1,501,130	$1,501,130
PSUs: Unvested	$539,734	$539,734	$1,835,697	$1,835,697	$1,835,697
Benefits and Perquisites:
Outplacement Service(6)	$—	$—	$—	$—	$25,000
Healthcare Continuation(7)	$—	$47,922	$—	$—	$47,922
401(k) Payment(8)	$—	$—	$—	$—	$42,000
Financial Counseling(9)	$—	$—	$—	$—	$—
Supplemental Retirement Plan(10)	$—	$—	$—	$—	$—
Life Insurance(11)	$—	$—	$—	$—	$—
TOTAL	$981,045	$2,547,717	$4,180,577	$4,180,577	$7,887,147
*Applicable footnotes follow the last table in this section of the Proxy Statement.

Rosemary L. Klein*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause		Death		Disability	CIC Termination(1)
Compensation:
Base Salary(2)	$—	$510,000	$		$		$1,020,000
Short-Term Incentive(3)	$—	$408,000		$408,000		$408,000	$408,000
Average Annual Bonus(4))	$—	$318,852		$—		$—	$637,704
Non-CIC Severance	$—	$—		$—		$—	$—
Long-Term Incentive Compensation:(5)
RSUs: Unvested	$266,946	$266,946		$908,113		$908,113	$908,113
PSUs: Unvested	$326,248	$326,248		$1,109,915		$1,109,915	$1,109,915
Benefits and Perquisites:
Outplacement Service(6)	$—	$15,000		$—		$—	$25,000
Healthcare Continuation(7)	$—	$19,502		$—		$—	$29,253
401(k) Payment(8)	$—	$21,000		$—		$—	$42,000
Financial Counseling(9)	$—	$5,000		$—		$—	$5,000
Supplemental Retirement Plan(10)	$—	$—		$—		$—	$—
Life Insurance(11)	$—	$22,776		$—		$—	$45,552
TOTAL	$593,194	$1,913,324		$2,426,028		$2,426,028	$4,230,537
*Applicable footnotes follow the last table in this section of the Proxy Statement.

George J. Schuller, Jr.*

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary(2)	$—	$635,000	$—	$—	$1,270,000
Short-Term Incentive(3)	$—	$635,000	$635,000	$635,000	$635,000
Average Annual Bonus(4))	$—	$502,603	$—	$—	$1,005,206
Non-CIC Severance	$—	$—	$—	$—	$—
Long-Term Incentive Compensation:(5)
RSUs: Unvested	$390,329	$390,329	$1,327,650	$1,327,650	$1,327,650
PSUs: Unvested	$477,246	$477,246	$1,623,273	$1,623,273	$1,623,273
Benefits and Perquisites:
Outplacement Service(6)	$—	$15,000	$—	$—	$25,000
Healthcare Continuation(7)	$—	$25,273	$—	$—	$37,910
401(k) Payment(8)	$—	$21,000	$—	$—	$42,000
Financial Counseling(9)	$—	$5,000	$—	$—	$5,000
Supplemental Retirement Plan(10)	$—	$—	$—	$—	$—
Life Insurance(11)	$—	$37,560	$—	$—	$75,120
TOTAL	$867,575	$2,744,011	$3,585,923	$3,585,923	$6,046,159
*Applicable footnotes follow the last table in this section of the Proxy Statement.

Deck S. Slone

Payments Upon Termination:	Incapacity Retirement	Involuntary Termination Absent Cause	Death	Disability	CIC Termination(1)
Compensation:
Base Salary(2)	$—	$500,000	$—	$—	$1,000,000
Short-Term Incentive(3)	$—	$400,000	$400,000	$400,000	$400,000
Average Annual Bonus(4))	$—	$324,600	$—	$—	$649,200
Non-CIC Severance	$—	$—	$—	$—	$—
Long-Term Incentive Compensation:(5)
RSUs: Unvested	$890,411	$890,411	$890,411	$890,411	$890,411
PSUs: Unvested	$1,088,673	$1,088,673	$1,088,673	$1,088,673	$1,088,673
Benefits and Perquisites:
Outplacement Service(6)	$—	$15,000	$—	$—	$25,000
Healthcare Continuation(7)	$—	$19,119	$—	$—	$28,678
401(k) Payment(8)	$—	$21,000	$—	$—	$42,000
Financial Counseling(9)	$—	$5,000	$—	$—	$5,000
Supplemental Retirement Plan(10)	$—	$—	$—	$—	$—
Life Insurance(11)	$—	$37,560	$—	$—	$75,120
TOTAL	$1,979,084	$3,301,362	$2,379,084	$2,379,084	$4,204,082
(1)In the event of a qualifying termination in connection with a CIC, each of our NEOs would be entitled to a lump-sum cash payment equal to two times (three times for Mr. Brock and two and a half times for Mr. Thakkar): (i) the NEO’s highest annual base salary during the preceding three years and (ii) the higher of the NEO’s annual cash incentive award for the most recent year or the average annual cash incentive award for the three preceding years. The narrative following these tables contains a description of events that constitute a CIC.
(2)In the event of an involuntary termination without cause or for good reason absent a CIC, death or disability, Messrs. Schuller and Slone and Ms. Klein would be entitled to a lump-sum cash payment equal to their annual salary.
(3)In the event of an involuntary termination without cause or for good reason absent a CIC, death or disability, each NEO would earn a pro rata portion of his or her short-term incentive award. In the event of a qualifying termination in connection with a CIC, each NEO would also be entitled to a prorated payment of his or her short-term incentive compensation award. Assuming a target payout for 2025 and a CIC on December 31, 2025, each of these NEOs would receive, in addition to the amount shown in the table, the amounts set forth in the “Grants of Plan-Based Awards Table” under the target amounts for non-equity incentive plan awards.

(4)Under the terms of the legacy CIC agreements, in the event of an involuntary termination without cause or for good reason absent a CIC, Messrs. Schuller and Slone and Ms. Klein are entitled to receive a lump-sum payment equal to the higher of the annual cash incentive award for the most recent year or the average annual cash incentive award for the three preceding years.
(5)Under the terms of the legacy CIC agreements, in the event of an involuntary termination without cause or for good reason absent a CIC, Mr. Thakkar is entitled to a lump-sum payment equal to his base salary. Under the terms of Mr. Brock’s employment agreement, Mr. Brock is entitled to a cash lump-sum payment equal to two times his base salary and target bonus.
(6)Under the terms of the legacy CIC agreements and Mr. Brock’s agreement, all of the outstanding equity awards would vest in the event of a CIC resulting in the NEO’s termination of employment. The accelerated awards shown in this section relate to the RSU awards, SRSU awards, PSU awards and SPSU awards granted on February 18, 2025. Awards shown in this section are valued based on the Company’s closing stock price of $88.51 on December 31, 2025. Under the current equity award agreements, if the executive terminates employment on or after attaining age 55 with ten or more years of service, then such executive would be entitled to a pro-rata portion of outstanding equity awards. Ms. Klein is the only NEO who currently meets these requirements. Additionally, under the current equity award agreements, if the executive terminates employment on or after attaining age 60 with 20 or more years of service, then the equity vests in full. Mr. Brock and Mr. Slone are the only NEOs who currently meet these requirements.
(7)Represents the lump-sum payment due for outplacement services under their CIC agreements to Messrs. Schuller and Slone and Ms. Klein assuming a qualifying termination without cause or for good reason absent a CIC or, for all NEOs, a qualifying termination without cause or for good reason in connection with a CIC event on December 31, 2025.
(8)Represents the lump-sum payment due to each NEO for the continuation of medical, drug and dental coverage for 18 months for Messrs. Brock and Thakkar and for 12 months for Messrs. Schuller and Slone and Ms. Klein under their CIC agreements assuming a qualifying termination without cause or for good reason absent a CIC or, for all NEOs, continuation for 18 months assuming a qualifying termination without cause or for good reason in connection with a CIC event on December 31, 2025.
(9)Represents the supplemental 401(k) contribution due to each NEO, equal to 12 months (24 months for Mr. Brock) under their CIC agreements assuming a qualifying termination without cause or for good reason absent a CIC, or for all NEOs, equal to 24 months (36 months for Mr. Brock) assuming a qualifying termination without cause or for good reason in connection with a CIC event on December 31, 2025.
(10)Represents the lump-sum payment for Financial Counseling services for Messrs. Schuller and Slone and Ms. Klein.
(11)Represents the benefit due to Mr. Brock under the Supplemental Retirement Plan in the event of a qualifying termination without cause or for good reason absent a CIC or a qualifying termination without cause or for good reason in connection with a CIC event on December 31, 2025.
(12)Represents the lump-sum payment to Messrs. Schuller and Slone and Ms. Klein for 12 times the applicable monthly life insurance premium rate assuming a qualifying termination without cause or for good reason absent a CIC, or for 24 times the applicable monthly life insurance premium rate assuming a qualifying termination without cause or for good reason in connection with a CIC event on December 31, 2025.

Understanding Our Change in Control and Employment Termination Tables and Information
This section provides certain information regarding some of our agreements, plans and programs, which provide for benefits to be paid to our NEOs in connection with employment termination and/or a change in control (“CIC”) of the Company with respect to each of our NEOs.
RSUs and SRSUs
For RSU and SRSU awards issued by the Company, such awards vest on a pro rata basis in the event of a termination of employment as follows:
•Attainment of age 55 with 10 years of service with the Company or an affiliate (“Early Retirement”);
•Involuntary termination of NEO’s employment by the Company absent “cause” (as defined in the NEO’s CIC agreement); or
•Termination by the NEO for “good reason” (as defined in the NEO’s CIC agreement).
In these circumstances, the NEO is entitled to retain a prorated portion of the RSUs and SRSUs determined by multiplying (i) the number of RSUs and SRSUs scheduled to vest on the next applicable vesting date following such termination, by (ii) a fraction, the numerator of which is the number of days during the period beginning on the vesting date that last occurred prior to such termination (or the grant date if such termination occurs before the first anniversary of the grant date) and ending on the date of such termination, and the denominator of which is 365. Any remaining portion of the award is forfeited. If an NEO is terminated for “cause” all unvested shares covered by the award are immediately forfeited.
For RSU and SRSU awards issued by the Company, such awards vest in full in the event of a termination of employment as follows:
•Death;
•Disability (as defined in the Omnibus Incentive Plan)
•Attainment of age 60 with 20 years of service with the Company or an affiliate (“Normal Retirement”)
In the event of a CIC and assuming the acquirer assumes the RSU and SRSU awards and the NEO’s employment is terminated without “cause”, by the NEO for “good reason”, due to the NEO’s Early Retirement or Normal Retirement, by reason of death or Disability (as defined in the Omnibus Incentive Plan), at any time on or following the date of the CIC and prior to the final vesting date, the RSUs and SRSUs will vest in full. In the event of a CIC where the RSUs and SRSUs are not assumed, the RSUs and SRSUs will vest in full.
PSUs and SPSUs
PSUs granted by the Company vest on a pro rata basis in the event of a termination of employment as follows:
•Early Retirement;
•Involuntary termination of NEO’s employment by the Company absent “cause” (as defined in the NEO’s CIC agreement); or
•Termination by the NEO for “good reason” (as defined in the NEO’s CIC agreement).
In these circumstances, the NEO is entitled to retain a prorated portion of the PSUs and SPSUs determined by multiplying (i) the number of PSUs and SPSUs that would have vested based on attainment of the performance goals for the performance period, by (ii) a fraction, the numerator of which is the number of days during the period beginning on the grant date and ending on the date of such termination, and the denominator of which is the number of days from the grant date to the last day of the performance period. Any remaining portion of the award is forfeited. If an NEO is terminated for “cause”, all unvested shares covered by the award are immediately forfeited.
In the event of an NEO’s death or Disability (as defined in the Omnibus Incentive Plan), PSUs and SPSUs granted by the Company will vest in full at 100% of target. In the event of an NEO’s termination of employment for Normal Retirement, all outstanding PSUs and SPSUs shall remain eligible to vest on the vesting date based on the attainment of the performance goals for the performance period.
In the event of a CIC, the Compensation Committee shall determine the number of PSUs and SPSUs (“Earned PSUs” and “Earned SPSUs”) that are eligible to vest based on attainment of the performance goals during the period beginning on the first day of the performance period and ending on the date that is on or within 30 days of the CIC (“CIC Determination Date”) and such Earned PSUs and Earned SPSUs shall be eligible to vest as follows:
•In the event the Earned PSUs and Earned SPSUs are assumed by the acquirer in connection with the CIC, the Earned PSUs and Earned SPSUs will vest on the original vesting date, subject to the NEO’s continued employment through such vesting date. In the event of the NEO’s termination of employment without “cause”, by the NEO for “good reason”, due to the NEO’s Early Retirement or Normal Retirement or by reason of death or Disability (as defined in the Omnibus Incentive Plan), the Earned PSUs and Earned SPSUs shall vest (or 100% of the target number of PSUs and SPSUs, if greater) on the termination date.
•In the event the Earned PSUs and Earned SPSUs are not assumed by the acquirer, the Earned PSUs and Earned SPSUs (or 100% of the target number of PSUs, if greater) will vest on the CIC Determination Date.

The RSU and SRSU award agreements and PSU and SPSU award agreements also contain confidentiality, non-competition and non-solicitation obligations for each of our NEOs pursuant to which NEOs have agreed not to compete with the business or solicit employees for a period ending on the earlier of one year following a termination of employment or a CIC.
SERP
If a participant’s employment with the Company or any subsidiary terminates for cause (which is defined in the SERP to include a violation of any non-solicitation, non-competition or non-disclosure provision contained in any agreement entered into by and between a participant and the Company or any subsidiary), no benefits will be payable under the SERP. Additionally, each participant agrees by participating in the SERP that within 10 days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six months prior to the date of the earliest breach. A forfeiture of SERP benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment. Cause includes a breach by an executive of any restrictive covenant agreement with the Company. Benefits under the SERP will immediately vest upon death or disability of a participant or upon a CIC (as described below).
Further, the participant will be entitled to receive the vested benefits in a lump-sum payment if the participant’s employment is terminated after, or in connection with, a change in control (as defined in the SERP) on account of:
•an involuntary termination associated with a CIC within the two-year period after the CIC, or
•a termination by the Company other than for cause or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a CIC occurs or (B) is required by a third party who initiates a CIC.
The benefit will be calculated as if the participant terminated on the date of the CIC, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service.
Agreements in Place During 2025 (Change in Control and Non-CIC Severance)
CEO Employment Agreement. The Company has entered into an employment agreement with Mr. Brock, as amended from time to time, which automatically renews for one-year periods unless either party provides 60 days advance written notice of non-renewal; provided that, notwithstanding any notice of non-renewal, the agreement continues in effect for 24 months following a change in control that occurs during the term. Under the terms of the agreement, on Mr. Brock’s involuntary termination absent “cause” or in connection with a CIC Termination (as defined below), and subject to his execution and non-revocation of a release of claims and continued compliance with certain confidentiality and post-termination restrictive covenants, Mr. Brock is entitled to receive (i) a cash severance payment equal to the sum of (x) two times his base salary (three times if a CIC Termination) and (y) two times his target bonus (three times “incentive pay” if a CIC Termination); (ii) a pro-rata portion of his “incentive pay” for the year of termination; (iii) a lump-sum cash payment equal to the cost of continued health coverage under COBRA for 18 months (not payable in connection with a CIC Termination); and (iv) full vesting of any time-vesting component of outstanding equity awards. For purposes of Mr. Brock’s agreement, “incentive pay” means the greater of (x) target bonus or (y) the average annual bonuses actually paid to Mr. Brock for the three years prior to the year that includes the date of termination. In the event of Mr. Brock’s CIC Termination, in addition to the foregoing, Mr. Brock is also entitled to (a) a lump sum payment equal to matching contributions under the Company’s 401(k) plan for 18 months; (b) a lump sum payment equal to the difference between the present value of accrued pension benefits at the date of termination under the Company’s qualified defined benefit and nonqualified benefit plans and the present value of the accrued pension benefits under these plans to which he would have been entitled if he continued participation in the plans for 18 months following termination; (c) payout for unused vacation time; and (d) a cash payment of $25,000 for outplacement services. Mr. Brock is also entitled to a pro-rata payment of his target bonus upon termination due to death or disability.
“CIC Termination” means Mr. Brock’s termination absent “cause” or his resignation for “good reason”, in either case, during the period beginning 90 days prior to the date of a “change in control” and ending on (and including) the two-year anniversary of the date of a change in control (as such terms are defined in the employment agreement).
The agreement contains confidentiality, non-competition and non-solicitation obligations for Mr. Brock pursuant to which Mr. Brock has agreed not to compete with the business for two years following termination of employment, or to solicit customers or employees for one year following a termination of employment. The agreement does not include any gross up feature arising from the excise tax payable on an excess parachute payment.
CIC Agreements. As of December 31, 2025, our active NEOs were covered by legacy CIC agreements from CONSOL and Arch respectively, except Mr. Brock who entered into an agreement with the Company (which is described above).
The agreements for the NEOs provide for both (i) non-CIC cash severance and (ii) CIC cash severance exclusively upon a termination of employment absent “cause,” or for “good reason”, subject to the following requirements. In the case of a “CIC scenario,” the agreement is “double trigger” and each executive is only entitled to cash severance if, following, or in connection with, a CIC, the executive’s employment is terminated by the Company absent “cause” or if the executive resigns due to “good reason”. These agreements do not include any gross up feature arising from the excise tax payable on an excess parachute payment.

Termination Without Cause or Resignation for Good Reason prior to a Change in Control
Under these agreements, in the event the NEO is terminated without “cause” or “good reason” prior to a CIC, each NEO would be entitled to receive:
•a lump-sum cash payment equal to one time the highest annual base salary in the preceding three years for each NEO;
•a lump-sum cash payment equal to one time the higher of the executive’s annual cash incentive award for the most recent year or the average annual cash incentive award for the three preceding years for Messrs. Schuller and Slone and Ms. Klein;
•a prorated payment of the executive’s annual incentive compensation for the year in which the termination occurs;
•a lump-sum payment equal to 12 times (18 times for Mr. Thakkar) the effective monthly COBRA rate;
•a lump-sum payment equal to 12 times the applicable monthly life insurance premium rate for Messrs. Schuller and Slone and Ms. Klein;
•outplacement assistance in the form of a cash payment up to $15,000 for Messrs. Schuller and Slone and Ms. Klein
•financial counseling services in the form of a cash payment up to $5,000 for Messrs. Schuller and Slone and Ms. Klein;
•a lump-sum cash payment equal to the total amount of the matching contribution the executive would have received under the Company 401(k) plan assuming he or she continued employment for a period of 12 months for Messrs. Schuller and Slone and Ms. Klein; and
•the value of any unused vacation time.
With respect to any outstanding long-term incentive awards, a pro rata portion of the PSUs and SPSUs will remain outstanding and vest upon the completion of the performance period based upon achievement of performance conditions and for all NEOs except Mr. Brock and Mr. Slone (due to normal retirement eligibility), a pro rata portion of outstanding RSUs with respect to in-process tranches will vest as of the date of such termination.
Termination Without Cause or Resignation for Good Reason following a Change in Control
Under these agreements, in the event the NEO is terminated without “cause” or for “good reason” following a CIC, each NEO would be entitled to receive:
•a lump-sum cash payment equal to two times (two and a half times for Mr. Thakkar) the NEO’s highest annual base salary in the preceding three years;
•a lump-sum cash payment equal to two times (two and a half times for Mr. Thakkar) the higher of the executive’s annual cash incentive award for the most recent year or the average annual cash incentive award for the three preceding years;
•a prorated payment of the executive’s annual incentive compensation for the year in which the termination occurs;
•a lump-sum payment equal to 18 times the effective monthly COBRA rate;
•a lump-sum payment equal to 24 times the applicable monthly life insurance premium rate for Messrs. Schuller and Slone and Ms. Klein;
•outplacement assistance in the form of a cash payment up to $25,000;
•a lump-sum payment equal to the total amount of the matching contribution the executive would have received under the Company 401(k) plan assuming he or she continued employment for a period of 24 months for Messrs. Schuller and Slone and Ms. Klein and 18 months for Mr. Thakkar; and
•the value of any unused vacation time.
For all NEOs, assuming outstanding long-term incentive awards were assumed at closing, all outstanding RSUs and SRSUs and all PSUs and SPSUs will vest upon such termination without “cause” or for “good reason”; provided, however, that any PSUs and SPSUs will be settled at the greater of target or actual performance measured on the date of the change in control. In the event the outstanding long-term incentive awards were not assumed at closing, all outstanding RSUs, SRSUs, PSUs, and SPSUs will vest upon the change in control; provided, however, that any outstanding PSUs and SPSUs will be settled at the greater of target or actual performance measured on the date of the change in control.
The agreements also contain confidentiality, non-competition and non-solicitation obligations for each of our NEOs pursuant to which NEOs have agreed not to compete with the business for two years, or to solicit customers or employees for one year following a termination of employment.

No payment or benefits are provided under any of these agreements unless the NEO executes, and does not revoke, a written release of any and all claims (other than entitlements under the terms of the agreements or which may not be released under applicable law).
Departure of Mr. Lang
Mr. Lang was terminated without cause on October 6, 2025 and transitioned to a consultant role through December 31, 2025. Pursuant to Mr. Lang’s existing change in control agreement, he was paid severance compensation, but received no other compensation due to this termination. On October 16, 2025, Mr. Lang entered into a Separation and Release Agreement with the Company, which set forth the details of the severance compensation Mr. Lang would receive in accordance with his existing change in control agreement. This severance compensation consisted of a lump-sum payment of approximately $8,074,361 (which was a lump-sum cash payment of $7,950,553 plus 18 months of COBRA premiums and 36 months of life insurance premiums) and a lump-sum cash payment in settlement of his outstanding PSUs and SPSUs in an amount equal to $4,346,433, which represented the closing price of the Company’s common stock on October 6, 2025 ($88.45) multiplied by the number of PSUs and SPSUs that would otherwise have been settled, assuming target performance. In addition, all of Mr. Lang’s outstanding RSUs and PSUs vested as of the date of termination. Pursuant to the change in control agreement, Mr. Lang was also entitled to reimbursement for costs incurred in relocating his residence within the continental United States. In the Separation Agreement, Mr. Lang agreed to a general release of claims against the Company, and to certain restrictive covenants. Under the Separation Agreement, Mr. Lang agreed to provide transitional consulting services to the Company through December 31, 2025 and was paid $83,333 per month (pro-rated in October) for such consulting services.
2026 Severance Agreements
On February 16, 2026, we entered into a Severance Agreement (each, a “Severance Agreement”) with each of our named executive officers.
Pursuant to the Severance Agreements, if we terminate the named executive officer without “cause” or if such executive officer resigns for “good reason” (each as defined in the Severance Agreements) (a “qualifying termination”) outside of the CIC Protection Period (as defined below), and subject to the executive officer signing and not revoking a general release of claims in favor of the Company and continued compliance with certain confidentiality and post-termination restrictive covenants, the named executive officer would be entitled to receive (i) an amount in cash equal to 1.5-2.0 times the named executive officer’s annual base salary (2.0-3.0 times in the CIC Protection Period); (ii) to the extent unpaid, the annual bonus earned for the year prior to the year of termination, based on actual performance (with any metric based on individual performance based on the higher of actual performance and target); (iii) a pro-rated portion of the annual bonus for the year of termination based on actual performance for the year (with any metric based on individual performance based on the higher of actual performance and target); (iv) an amount in cash equal to 1.5-2.0 times (2.0-3.0 times in the CIC Protection Period) the higher of (x) the named executive officer’s most recent annual bonus, (y) the average annual bonus for the three years preceding the date of termination and (z) the named executive officer’s target annual bonus; (v) a cash payment equal to 12-18 times the named executive officer’s applicable monthly COBRA rate (18 times in the CIC Protection Period); (vi) a cash payment equal to 12-24 times the named executive officer’s applicable monthly life insurance premium rate (24-36 times in the CIC Protection Period); (vii) the matching contribution under our 401(k) plan as if the named executive officer continued to participate in the plan for a period of 12-24 months (24-36 months in the CIC Protection Period); (viii) $25,000 for outplacement services; (ix) payout for any unused vacation time; and (x) all unvested equity awards under any of our equity compensation plans will be governed by the terms of the applicable award agreement, except during the CIC Protection Period, all unvested equity awards under any of our equity compensation plans that were granted prior to the change in control shall become 100% vested as to any service or time-vesting component. In addition, if the named executive officer experiences a qualifying termination during the CIC Protection Period, the named executive officer would also be entitled to receive the matching contribution under our nonqualified deferred compensation restoration plan as if the named executive officer continued to participate in the plan for a period of 18 months. The “CIC Protection Period” is the period beginning three months prior to the date of a “change in control” (as defined in the Severance Agreements) and ending on (and including) the two-year anniversary of the date of a change in control.
The Severance Agreements contain confidentiality provisions for the benefit of the Company and post-termination restrictive covenants that prohibit the named executive officers from competing with us for a period of up to 12 months following termination or soliciting our employees for a period of up to three months following termination.
The Severance Agreements do not supersede any prior employment, severance or change in control agreement between any named executive officer and the Company or any of its affiliates (including Arch Resources, Inc.) with respect to the named executive officer’s termination of employment that occurs on or within two years following the merger. For each of our named executive officers, their Severance Agreement will only become effective upon the expiration of two years following the merger.
Pay Ratio Disclosure
In accordance with Item 402(u) of Regulation S-K promulgated by the SEC under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of our Chief Executive Officer on December 31, 2025, Mr. Brock (instead of the combined totals for Mr. Brock and Mr. Lang), relative to the annual total compensation of our median employee.
We identified our median employee by using 2025 W-2 wages for U.S. individuals who were employed by the Company and its affiliates on December 31, 2025, which included all of the Company’s employees.

We determined total compensation for the median employee in the same manner as the “SEC Total” column shown for Mr. Brock in the Summary Compensation Table on page 46.
Pay elements that were included to determine total annual compensation for the median employee were:
•Base salary, including overtime, vacation and holiday pay;
•Annual cash incentive;
•Allowances; and
•401(k) matching contribution.
We determined that the 2025 annual total compensation of our median employee was $131,400 and Mr. Brock’s 2025 total compensation was $19,445,313. The ratio of Mr. Brock’s total compensation to the median employee’s total annual compensation is 148 to 1. The pay ratio determination is made solely with respect to “Total Compensation” without regard to hours worked or employee duties or responsibilities. Based upon data collected by Mercer, our independent compensation consultant, in 2025 the average ratio of the compensation of the Chief Executive Officer to median employee of 483 of the companies included in the S&P 500 Index was 175 to 1 and among 35 companies that have reported such ratio as of February 6, 2026 with respect to 2025 compensation, the average ratio of Chief Executive Officer to median employee compensation was 353 to 1.
We believe this pay ratio is a reasonable estimate calculated in a manner consistent with the pay ratio SEC rules based on our payroll and employment records and the methodology described above.
Pay Versus Performance Disclosure
In accordance with Item 402(v) of Regulation S-K promulgated by the SEC under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, the following table shows the past five fiscal years’ total compensation for our named executive officers as set forth in the Summary Compensation Table, the “compensation actually paid” to our named executive officers (as determined under SEC rules), our total shareholder return (“TSR”), the TSR of our peer group disclosed in the Compensation Discussion and Analysis over the same period, our net income (loss), and our ICP free cash flow*.
Pay Versus Performance Table
The following table sets forth information concerning: (1) the compensation of our Principal Executive Officers (“PEOs”) (Mr. Brock – Executive Chairman and Chief Executive Officer and Mr. Lang – Former Chief Executive Officer) and the average compensation for our other Named Executive Officers (“Non-PEO NEOs”), both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of the fiscal years ended December 31, 2021, 2022, 2023, 2024, and 2025 and (2) our cumulative total shareholder return (“TSR”), the cumulative TSR of our selected peer group

(“Performance Peer Group”), Net Income (Loss) and ICP Free Cash Flow* over such years, in each case determined in accordance with SEC rules:

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for Mr. Brock ($)	Summary Compensation Table Total for Mr. Lang ($)	Compensation Actually Paid to Mr. Brock ($)(2)	Compensation Actually Paid to Mr. Lang ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) ($MMs)	ICP Free Cash Flow* ($MMs)(4)
							Total Shareholder Return ($)	Performance Peer Group Total Shareholder Return ($)(3)
2025	$19,445,313	$27,246,982	$10,369,881	$20,448,380	$5,541,422	$3,764,824	$1,325.96	$1,308.80	($153)	$188
2024	$13,091,307	$—	$13,651,298	$—	$2,668,756	$3,020,169	$1,589.45	$1,066.90	$286	$456
2023	$13,194,665	$—	$20,455,474	$—	$2,231,481	$3,162,417	$1,491.14	$1,121.74	$656	$846
2022	$9,963,103	$—	$33,755,260	$—	$1,477,694	$3,694,785	$927.72	$701.62	$467	$585
2021	$7,115,513	$—	$20,081,272	$—	$1,029,306	$2,158,019	$314.98	$315.71	$34	$184
(1)The following individuals are our PEOs and other Named Executive Officers for each fiscal year:

Year	PEO(s)	Non-PEO NEOs
2025	James A. Brock and Paul A. Lang	Mitesh B. Thakkar, Rosemary L. Klein, George J. Schuller, Jr., and Deck S. Slone
2024	James A. Brock	Mitesh B. Thakkar, Martha A. Wiegand, Kurt R. Salvatori, and John M. Rothka
2023	James A. Brock	Mitesh B. Thakkar, Martha A. Wiegand, Kurt R. Salvatori, and John M. Rothka
2022	James A. Brock	Mitesh B. Thakkar, Martha A. Wiegand, Kurt R. Salvatori, and John M. Rothka
2021	James A. Brock	Mitesh B. Thakkar, Martha A. Wiegand, Kurt R. Salvatori, and John M. Rothka
(2)Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

	2025
Adjustments	Mr. Brock	Mr. Lang	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table for Applicable FY	($15,922,176)	($11,677,388)	($4,115,737)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$7,410,117	$7,410,117	$2,383,571
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$—	$—	$—
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	($442,338)	($2,531,331)	($37,009)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	$—	$—	$—
Increase based on Dividends or Other Earnings Paid during Applicable FY upon Vesting Date	$—	$—	$—
Deduction for Change in the Actuarial Present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	($121,035)	$—	($7,423)
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	$—	$—	$—
TOTAL ADJUSTMENTS	($9,075,432)	($6,798,602)	($1,776,598)
(3)TSR is cumulative for the measurement periods beginning on December 31, 2020 and ending on December 31 of each of 2025, 2024, 2023, 2022 and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The performance peer group consists of six companies that are comparable peers: Alliance Resource Partners, L.P., Alpha Metallurgical Resources, Inc., Hallador Energy Company, Peabody Energy Corporation, Ramaco Resources, Inc., and Warrior Met Coal, Inc.
(4)Our Board reviews our ICP Free Cash Flow on a quarterly basis as a performance measure and in connection with awarding discretionary bonuses to our NEOs in 2025. We define ICP Free Cash Flow as Adjusted EBITDA, less capital expenditures and interest expense, plus proceeds of non-EBITDA producing asset sales, less the financial accounting impact of non-EBITDA producing asset sales. The GAAP measure most directly comparable to ICP free cash flow is net income (loss). This performance measure may not have been the most important financial performance measure for prior years and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Narrative Disclosure to Pay Versus Performance Table
Relationship between Financial Performance Measures
The line graphs below compare (i) the compensation actually paid to our PEOs and the average of the compensation actually paid to our remaining NEOs, with (ii) our cumulative TSR, (iii) performance peer group TSR, (iv) our Net Income (Loss), and (v) our ICP Free Cash Flow*, in each case, for the fiscal years ended December 31, 2021, 2022, 2023, 2024, and 2025.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid vs Total Shareholder Return
Compensation Actually Paid (in thousands)
Cumulative TSR
(value of initial $100 investment)
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
2021
2022
2023
2024
2025
Mr. Brock
Mr. Lang
Average for Non-PEO NEOs
Core Natural Resources, Inc.
Performance Peer Group

Compensation Actually Paid vs Net Income (Loss)
Compensation Actually Paid (thousands)
Net Income (Loss) ($MMs)
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-$100
-$200
-$300
2021
2022
2023
2024
2025
Mr. Brock
Mr. Lang
Average for Non-PEO NEOs
Net Income (loss) ($ in millions)

Compensation Actually Paid vs ICP Free Cash Flow
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Compensation Actually Paid (thousands)
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
ICP Free Cash Flow ($MMs)
2021
2022
2023
2024
2025
Mr. Brock
Mr. Lang
Average for Non-PEO NEOs
ICP Free Cash Flow ($ in millions)

Pay Versus Performance Tabular List
The following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs to performance for the fiscal year ended December 31, 2025:

ICP Free Cash Flow*
Adjusted EBITDA*
Cash Cost Per Ton (Metallurgical Segment)*
Cash Cost Per Ton (High CV Thermal Segment)*
Relative Total Shareholder Return
Governance Policies
Insider Trading Policies and Procedures
We have adopted an Insider Trading Compliance Policy governing the purchase, sale and/or other disposition of our securities by our directors, officers and employees, entities controlled by our directors, officers and employees, and contractors, consultants and other persons designated by us, which we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. A copy of our Insider Trading Compliance Policy is included with the Annual Report on Form 10-K as Exhibit 19.
Anti-Hedging and Pledging Policies
Our Insider Trading Compliance Policy prohibits our directors, officers and employees, entities controlled by our directors, officers and employees, and contractors, consultants and other persons from hedging their ownership of Company stock, including entering into prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities, pledging Company securities as collateral for a loan, purchasing Company securities on margin, or placing Company securities in a margin account.
Human Capital Management
We invest in our human capital by providing a wide range of benefits and programs that speak to our commitment to help employees better manage their physical and financial health, as well as their work/life balance and professional development. Our annual incentive program is designed to reward all Company employees (including our senior management team) for their commitment to our values with respect to a variety of performance factors including safety, sustainability and environmental compliance. We offer a 401(k) plan that matches employee contributions and permits a discretionary profit-sharing contribution in years where the Company exhibits extraordinary performance. We also offer competitive group health, prescription drug, dental and vision, short- and long-term disability, a Health Savings Account (HSA), tuition reimbursement and group accident, critical illness, and identity theft benefits coverage. In an effort to encourage employees to invest in their own well-being, we also offer a voluntary wellness program. Finally, we provide opportunities for professional growth and development and offer affordable benefits and programs that meet the diverse needs of our employees and their families.

Securities Authorized for Issuance Under the Core Natural Resources, Inc. Equity Compensation Plan
The following table summarizes Core’s equity compensation plan information as of December 31, 2025.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders as of December 31, 2025	338,615(1)	—	2,448,256
Equity compensation plans not approved by security holders	—	—	—
Total	338,615	—	2,448,256
(1)Of this total, 158,200 shares are subject to outstanding RSUs, 8,718 shares are subject to outstanding deferred stock units and 171,697 shares are subject to outstanding PSUs (assuming a target performance level payout for future years).
No options have been granted under the Omnibus Incentive Plan, since it was originally adopted on November 22, 2017, to any current NEO, current executive officer, non-employee director or any associate of such person, nor to any other employee or person.
On February 18, 2025, the Omnibus Incentive Plan was amended to change the name of the plan to the Core Natural Resources, Inc. Equity Plan and to assume the shares of Arch common stock, par value $0.01, that were available for grant under the Arch Resources, Inc. 2016 Omnibus Incentive Plan, as amended from time to time, immediately prior to the consummation of the merger (such shares, after appropriate adjustment to reflect the merger, the “Remaining Arch Plan Shares”) so that the Remaining Arch Plan Shares are available for issuance under the Core Natural Resources, Inc. Equity Plan in accordance with, and subject to the terms and conditions of, the New York Stock Exchange Listed Company Manual (including Rule 303A.08 thereof). Under the Arch Resources, Inc. 2016 Omnibus Incentive Plan, the Board of Directors of Arch had the flexibility to grant stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance stock units, phantom stock awards and other rights to acquire stock to selected employees, directors and consultants of Arch and its subsidiaries.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as an officer or employee of Core at any time or has any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During the last completed fiscal year, no Core executive officer served as a member of the Compensation Committee (or equivalent) or on the board of directors of any company whose executive officers served on Core’s Compensation Committee or Board.

BENEFICIAL OWNERSHIP OF SECURITIES
The following tables set forth information with respect to the beneficial ownership of Core’s common stock, as of the Record Date, by:
•beneficial owners of more than 5% of Core’s common stock based upon information filed with the SEC; and
•each director and each nominee for director, each named executive officer and all directors and executive officers of Core as a group.
Unless otherwise indicated, the named person has the sole voting and dispositive power with respect to the shares of Core common stock set forth opposite such person’s name. Fractional shares have been rounded to the nearest whole share for the purposes of the tables below. Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Core Natural Resources, Inc., 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317.

Name and Address of Known Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc.(2) 50 Hudson Yards, New York, NY 10001	7,393,330	14.57%
FMR LLC(3) 245 Summer Street, Boston, MA 02210	6,804,555	13.41%
The Vanguard Group(4) 100 Vanguard Boulevard, Malvern, PA 19355	5,630,287	11.09%
State Street Corporation(5) One Congress Street, Suite 1, Boston MA 02114	3,439,517	6.78%

Name	Beneficially Owned	Percent of Class(1)
James A. Brock(6)	549,573	1.08%
Edward L. Doheny II	0	*
Ronald C. Keating	0	*
Holly Keller Koeppel	14,970	*
Patrick A. Kriegshauser	24,970	*
Paul A. Lang(7)	323,614	*
Richard A. Navarre	24,034	*
Valli Perera(8)	9,329	*
Joseph P. Platt	40,660	*
Rosemary L. Klein	68,679	*
George J. Schuller, Jr.	27,344	*
Deck S. Slone	70,219	*
Mitesh B. Thakkar	61,661	*
All current directors and current executive officers as a group including Mr. Lang (total of 14)	1,265,948	2.49%
* Indicates less than 1% ownership.
(1)As of the Record Date, there were 50,750,366 shares of Core common stock outstanding.
(2)Based on a Form 13F filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 12, 2026, as of December 31, 2025, BlackRock held sole voting power with respect to 7,292,057 shares and sole investment discretion with respect to 7,393,330 shares. BlackRock’s most recent Schedule 13G/A for the Company was filed on January 23, 2024.
(3)According to a Schedule 13G filed with the SEC on August 6, 2025 by FMR LLC (“FMR”) and Abigail P. Johnson (i) FMR has sole voting power over 6,799,552.34 shares and sole dispositive power over 6,804,555.41 shares and (ii) Abigail P. Johnson has sole dispositive power over 6,804,555.41 shares. This information is based solely upon the reporting person’s most recent Schedule 13G/A filed with the SEC on August 6, 2025.

(4)The Vanguard Group has shared voting power with respect to 331,513 shares, sole dispositive power with respect to 5,241,387 shares and shared dispositive power with respect to 388,900 shares. This information is based solely on the reporting person’s most recent Schedule 13G filed with the SEC on October 30, 2025.
(5)State Street Corporation has shared voting power with respect to 3,375,289 shares and shared dispositive power over 3,439,517 shares. This information is based solely on the reporting person’s most recent Schedule 13G filed with the SEC on November 10, 2025, as updated for shares outstanding as of March 1, 2026.
(6)Includes: (i) 24,440 shares held by the Lee Ann Brock Trust, for which Mr. Brock’s wife is the sole trustee and beneficiary and over which Mr. Brock may be deemed to have beneficial ownership; (ii) 140,760 shares held by a spousal lifetime access trust over which Mr. Brock may be deemed to have beneficial ownership; and (iii) 117,398 shares held by a grantor retained annuity trust of which Mr. Brock is the sole grantor, trustee and annuity beneficiary and over which Mr. Brock has sole voting and investment power.
(7)On October 6, 2025, Paul A. Lang separated from service with the Company and resigned as a member of the Board. Beneficial ownership reported for Mr. Lang is based on information available to Core as of October 6, 2025.
(8)Includes 4,359 vested RSUs for which Ms. Perera has elected to defer delivery.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires Core’s directors, executive officers and persons who beneficially own more than 10% of Core’s common stock to file with the SEC and deliver to Core initial reports of ownership and reports of changes in ownership of such registered equity securities. To our knowledge, based solely upon a review of Section 16 filings with the SEC, written representations that no other reports were required, and on Core’s records, we believe that during 2025, Core’s executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

RELATED PERSON TRANSACTION POLICY AND PROCEDURES AND RELATED PERSON TRANSACTIONS
Our Board adopted a written Related Person Transaction Policy and Procedures providing for the review and approval or ratification of related person transactions with directors, nominees for director and executive officers and certain of their family members (the “related persons”).
Under the policy, prior to entering into a potential related person transaction (which generally is a transaction in excess of $120,000 involving Core and a related person), the director, director nominee or executive officer must notify our Chief Financial Officer and Chief Legal Officer of the material facts regarding the transaction. If our Chief Financial Officer and Chief Legal Officer determine that the proposed transaction is in fact a related person transaction, the details of the transaction are presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the Chair of the Audit Committee) for approval. The Audit Committee or its Chair, as applicable, will consider all relevant facts and circumstances available, including the terms of the transaction and terms that would be available to unrelated parties, the benefits to the Company, and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or its Chair, as applicable, will also inform our Nominating and Corporate Governance Committee of any related person transactions involving directors or nominees. Since the SEC’s related person rules also apply to directors’ and executive officers’ family members, as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and seeking approval in accordance with the policy. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or its Chair, as applicable, for ratification or other action. Our Audit Committee also reviews, on an annual basis, ongoing related person transactions having a remaining term of more than six months or that are in excess of $120,000. We also require that officers and directors complete annual director and officer questionnaires and adhere to written codes of business conduct and ethics regarding various topics, including conflicts of interest, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year.
No reportable transactions existed during 2025 and there are currently no such proposed transactions.

ADDITIONAL MATTERS
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting
Any proposal submitted by a stockholder for inclusion in the proxy statement and form of proxy for the 2027 annual meeting must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Secretary of Core at our principal executive office no later than November 16, 2026. Any such proposal should be addressed to Corporate Secretary, Core Natural Resources, Inc., 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317. Please see additional information below regarding the content of proposals.
Core’s advance notice provisions in its Bylaws require that all stockholder matters to be submitted for consideration at the 2027 annual meeting, but not included in Core’s proxy statement, including any stockholder proposal not submitted under Rule 14a-8 or any director nomination, be received by the Corporate Secretary of Core by written notice no later than the close of business on January 30, 2027, and no earlier than the close of business on December 31, 2026, together with certain information specified in the Bylaws.
If the date of the 2027 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the 2026 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by Core. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b).
General Information Regarding the Requirements for Stockholder Nominations of Directors
Any stockholder desiring to nominate an individual for election as a director of Core must follow the process described above and submit to the Corporate Secretary the information required by Sections 2.9 and 2.10 of the Bylaws (a copy of which will be provided to any stockholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made, and (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary upon written request.
In addition, Core may require the stockholder to provide such further information as it may reasonably request.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address and the same last name by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Core and some brokers household proxy materials, delivering a single copy of the Internet Notice (or Proxy Statement and Annual Report) to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or Core that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, they should notify their broker if shares are held in a brokerage account or Core if holding registered shares. Core will deliver promptly upon written or oral request a separate copy of the Internet Notice (or Annual Report or Proxy Statement), as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.
To request opting out or opting in to householding, stockholders should notify their broker or Core. Requests to Core should be addressed to the Investor Relations department of Core Natural Resources, Inc., 275 Technology Drive, Suite 101, Canonsburg, Pennsylvania 15317 or may be made by calling Core at (724) 416-8300:
•to receive a separate copy of the Internet Notice (or the Annual Report and Proxy Statement) for this meeting;
•to receive separate copies of those materials for future meetings; or
•if stockholders sharing an address wish to request delivery of a single copy of the Internet Notice (or Annual Report and Proxy Statement) if now receiving multiple copies of such materials.
Other
The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.
By the Order of the Board of Directors
of Core Natural Resources, Inc.

APPENDIX A
Reconciliation of Non-GAAP Measures
Our management team uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability and include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The metrics include: (i) coal production and sales volumes; (ii) cash cost of coal sold, a non-GAAP financial measure; (iii) cash cost of coal sold per ton, an operating ratio derived from non-GAAP financial measures; (iv) adjusted EBITDA, a non-GAAP financial measure; (v) ICP free cash flow, a non-GAAP financial measure; and (vi) free cash flow, a non-GAAP financial measure.
We believe cash cost of coal sold, cash cost of coal sold per ton, free cash flow and ICP free cash flow are useful measures of our operating performance because they normalize the volatility contained within comparable GAAP measures by adjusting for certain non-operating or non-cash transactions. We believe that adjusted EBITDA provides a helpful measure of comparing our operating performance with the performance of other companies that have different financing, capital structures and tax rates than ours. Each of these non-GAAP measures are used as supplemental financial measures by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:
•our operating performance compared to the operating performance of other companies in the coal industry, without regard to financing methods, historical cost basis, tax rates or capital structure;
•the ability of our assets to generate sufficient cash flow;
•our ability to incur and service debt and fund capital expenditures;
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities; and
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.
Management believes that the non-GAAP measure of free cash flow is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand the Company’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow as defined in our compensation program (ICP free cash flow) differs slightly from the measure of free cash flow disclosed in our quarterly earnings releases and that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.
These non-GAAP financial measures should not be considered an alternative to cost of sales, net income (loss), operating cash flow or any other measure of financial performance presented in accordance with GAAP. These measures exclude some, but not all, items that affect measures presented in accordance with GAAP, and these measures and the way we calculate them may vary from those of other companies. As a result, the items presented below may not be comparable to similarly titled measures of other companies.
This Proxy Statement contains references to certain non-GAAP measures, including in the CD&A section discussing the targets under the 2025 STIC program and the LTIC programs. The non-GAAP measures discussed in this Proxy Statement and their definitions are provided below.
•Free Cash Flow. We define free cash flow as net cash provided by operating activities plus proceeds from sales of assets and unrestricted cash proceeds from the merger with Arch Resources, Inc., less capital expenditures and investments in mining-related activities. The GAAP measure most directly comparable to free cash flow is net cash provided by operating activities.
•Adjusted EBITDA. Adjusted EBITDA is defined as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as loss on debt extinguishment and (iii) other adjustments, such as stock-based compensation and merger-related expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of our operating performance or that arise outside of the ordinary course of our business. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss).
•ICP Free Cash Flow. ICP free cash flow means incentive compensation plan (“ICP”) free cash flow, which is defined as Adjusted EBITDA, less capital expenditures and interest expense, plus proceeds of non-EBITDA producing asset sales, less the financial accounting impact of non-EBITDA producing asset sales. The GAAP measure most directly comparable to ICP free cash flow is net income (loss).
•Cash Cost of Coal Sold and Cash Cost of Coal Sold per Ton. Cash cost of coal sold includes items such as direct operating costs, royalty and production taxes and direct administration costs, and excludes transportation costs, indirect costs, other costs not directly attributable to the production of coal and depreciation, depletion and amortization costs on production assets. We define cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cash cost of coal sold and cash cost of coal sold per ton is cost of sales.
The reconciliation of each of these non-GAAP measures to its closest GAAP measure follows immediately below.
Free Cash Flow
The following table presents a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure (in thousands):

	Year Ended December 31,
	2025	2024
Net Cash Provided by Operating Activities	$305,752	$476,390
Net Unrestricted Cash Acquired from Merger	217,593	—
Capital Expenditures	(284,581)	(177,988)
Proceeds from Sales of Assets	7,514	7,396
Investments in Mining-Related Activities	(205)	(4,620)
Free Cash Flow	$246,073	$301,178
Adjusted EBITDA and ICP Free Cash Flow
The following table presents a reconciliation of adjusted EBITDA and ICP free cash flow to net (loss) income, the most directly comparable GAAP financial measure (in thousands):

	Year Ended December 31,
	2025	2024	2023	2022	2021
Net (Loss) Income	$(153,216)	$286,405	$655,892	$466,979	$34,110
(Less)/Add: Income Tax (Benefit) Expense	(80,487)	44,242	121,980	101,458	1,297
Add: Interest Expense, net	14,234	2,969	15,728	46,609	60,055
Add: Depreciation, Depletion and Amortization	621,067	223,526	241,317	226,878	224,583
Add/(Less): Loss (Gain) on Debt Extinguishment	11,680	—	2,725	5,623	(657)
Add/(Less): Other Adjustments	98,788	98,346	10,046	(40,814)	58,858
Adjusted EBITDA	$512,066	$655,488	$1,047,688	$806,733	$378,246
Less: Capital Expenditures	(284,581)	(177,988)	(167,791)	(171,506)	(132,752)
Less: Interest Expense	(40,124)	(22,192)	(29,325)	(52,640)	(63,342)
Less: Gain on Sale of Non-EBITDA Producing Assets	(7,027)	(6,941)	(8,981)	(7,201)	(11,723)
Plus: Proceeds from Non-EBITDA Producing Asset Sales	7,514	7,396	4,255	9,838	13,572
ICP Free Cash Flow	$187,848	$455,763	$845,846	$585,224	$184,001

Cash Cost of Coal Sold and Cash Cost of Coal Sold per Ton
The following table presents a reconciliation by reportable segment of cash cost of coal sold and cash cost of coal sold per ton to cost of sales, the most directly comparable GAAP financial measure (in thousands, except per ton information):

	Year Ended December 31, 2025
	High CV Thermal	Metallurgical	PRB	Core Marine Terminal (CMT)	Idle and Other	Eliminations	Consolidated
Cost of Sales	$1,628,537	$1,227,710	$654,918	$30,841	$69,014	$(66,203)	$3,544,817
Less: Adjustments to Reconcile to Segment Cash Cost of Coal Sold
Transportation Costs	303,602	272,018	11,317	—	—	—	586,937
Intersegment Transportation Costs	61,286	4,917	—	—	—	(66,203)	—
Cost of Sales from Idled Operations	11,124	101,286	—	—	24,145	—	136,555
Insurance Reimbursements - Fire Costs	—	(19,350)	—	—	—	—	(19,350)
Terminal Operating Costs	—	—	—	30,841	—	—	30,841
Other Non-Active Mining Costs	—	—	—	—	44,869	—	44,869
Segment Cash Cost of Coal Sold	$1,252,525	$868,839	$643,601	$—	$—	$—	$2,764,965
Tons Sold	30,558	9,038	48,940
Cash Cost of Coal Sold per Ton	$40.99	$96.13	$13.15

CORE NATURAL RESOURCES, INC.
ATTENTION: CORPORATE SECRETARY
275 TECHNOLOGY DRIVE, SUITE 101
CANONSBURG, PA 15317

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 29, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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You may participate in the meeting via the Internet and vote electronically during the meeting. Have your proxy card in hand when you access the web site and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85874-P44974

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORE NATURAL RESOURCES, INC.

The Board of Directors recommends you vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominees:	For	Withhold
1a. James A. Brock	☐	☐
1b. Edward L. Doheny II	☐	☐
1c. Ronald C. Keating	☐	☐
1d. Holly Keller Koeppel	☐	☐
1e. Patrick A. Kriegshauser	☐	☐
1f. Richard A. Navarre	☐	☐
1g. Valli Perera	☐	☐
1h. Joseph P. Platt	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Notice and Proxy Statement and Annual Report are available at: www.proxyvote.com.

V85875-P44974

Proxy - Core Natural Resources, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2026
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James A. Brock and Mitesh B. Thakkar, and each of them, as proxies with power of substitution and power to act alone to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Stockholders of Core Natural Resources, Inc., as the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Core Natural Resources, Inc. to be held on April 30, 2026 at 10:30 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/CNR2026, and any postponements or adjournments thereof, with all powers that the undersigned would possess if personally present.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted "FOR" the election of each nominee in Proposal 1, "FOR" the ratification of the appointment of Ernst & Young LLP as Core Natural Resources, Inc.'s independent registered public accounting firm for the year ending December 31, 2026 in Proposal 2, and "FOR" the approval, on an advisory basis, of compensation paid to Core Natural Resources, Inc.'s named executive officers in 2025 in Proposal 3. The proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

(Items to be voted appear on reverse side)